UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549


                                      FORM 8-K/A
                                     CURRENT REPORT


Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 1995 (Event:
June 30, 1995)




                                 CAROLINA FIRST CORPORATION
                    (Exact name of registrant as specified in its charter)




        South Carolina                  0-15083         57-0824914
    (State of other juris-            (Commission      (IRS Employer
    diction of incorporation)          File Number)  Identification Number)


              102 South Main Street, Greenville, South Carolina      29601

            (Address of principal executive offices)                (Zip Code)



        Registrant's telephone number, including area code:  (803) 255-7900




                              The Exhibit Index appears on page 4 hereof.

Item 7.     Financial Statements and Exhibits

(a)

Annex 1.     Audited balance sheets of Midlands National Bank at December 31,
1994 and 1993 and the related statements of income, changes in stockholders'
 equity and cash flows for each of the years in the three-year period ended December 31, 1994.

Annex 2.     Attached are audited supplemental consolidated balance sheets of the registrant as of December 31, 1994 and 1993 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994, reflecting consummation of the merger (the "Merger") of Midlands National Bank with and into Carolina First Bank, a wholly-owned subsidiary of the registrant. Also included are statistical disclosures, selected financial data, and management's discussion and analysis of financial condition and results of operations for the fiscal year ended December 31, 1994, reflecting consummation of the Merger.

 (b)       Not applicable.

 (c) 2.1 Reorganization Agreement entered into as of November 14, 1994, as amended on May 1, 1995, by and among Carolina First Bank, Carolina First Corporation and Midlands National Bank. Incorporated by reference to Exhibit 2.1 of Carolina First Corporation's Registration Statement on Form S-4, Commission File No. 33-58805.

     20.1 Press Release dated June 30, 1995. Previously filed with initial filing on this Form 8-K.

     23.1  Consent of Elliott Davis & Company, L.L.P.

     27.1  Financial Data Schedule

                             SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      CAROLINA FIRST CORPORATION

 September 14, 1995                   By:  /s/ William S. Hummers III
                                      William S. Hummers III
                                      Executive Vice President

                                                                  ANNEX 1



                         MIDLANDS NATIONAL BANK
                     INDEX TO FINANCIAL STATEMENTS


Independent Auditors' Report of Donald G. Jones and Company, P.A. . . . F-2

Balance Sheet as of December 31, 1994 and 1993  . . . . . . . . . . . . F-3

Statement of Income for the years ended
December 31, 1994, 1993 and 1992  . . . . . . . . . . . . . . . . . . . F-4

Statement of Changes in Stockholders' Equity for the years ended
December 31, 1994, 1993 and 1992  . . . . . . . . . . . . . . . . . . . F-5

Statement of Cash Flows for the years ended
December 31, 1994, 1993 and 1992  . . . . . . . . . . . . . . . . . . . F-6

Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . . F-7

                   DONALD G. JONES AND COMPANY, P.A.

                      CERTIFIED PUBLIC ACCOUNTANTS
                 810 DUTCH SQUARE BOULEVARD, SUITE 320
                          COLUMBIA, S.C. 29210
                               TELEPHONE
                             (803)772-9452
                               FACSIMILE
                             (803)772-9497


          MEMBER                                         MEMBER
      SOUTH CAROLINA                              AMERICAN INSTITUTE OF
      ASSOCIATION OF                           CERTIFIED PUBLIC ACCOUNTANTS
CERTIFIED PUBLIC ACCOUNTANTS                     DIVISION FOR CPA FIRMS
                                                      SECK AND PCPS


                      INDEPENDENT AUDITORS' REPORT


The Stockholders and Board of Directors
 of Midlands National Bank


       We have audited the accompanying balance sheet of Midlands
National Bank as of December 31,1994 and 1993, and the related statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Midlands National Bank as of December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.


       As discussed in Note C to the financial statements, the Bank changed its method of accounting for certain investments in debt securities and equity securities effective January 1, 1994. In addition, as described in Note J to the financial statements, the Bank changed its method of accounting for deferred income taxes effective January 1, 1993.

Columbia, South Carolina
February 8, 1995

Balance Sheet
Midlands National Bank




                                                                      December 31,
                                                                  1994            1993
Assets
  Cash and due from banks (Note B)                            $ 2,100,158    $  1,611,208
  Time deposits in other banks                                    400,000       1,200,000
  Securities (Note C)
  Available-for-sale                                            8,733,845
  Held-to-maturity (estimated fair
  value - $401,976)                                               457,873
  Investment (estimated fair value - $7,936,534)                                7,884,995
  Federal funds sold                                            1,440,000       2,400,000
  Loans (Note D)                                               27,463,291      29,133,317
  Unearned income                                                    (692)         (6,345)
  Allowance for loan losses                                      (333,000)       (409,000)
      Loans - net                                              27,129,599      28,717,972
Premises and equipment - net (Note E)                           1,318,954       1,214,260
Accrued interest receivable                                       388,269         321,407
Other real estate                                                 352,000        445,000
Other assets                                                      306,836        306,118

      Total assets                                           $ 42,627,534   $ 44,100,960

Liabilities
  Deposits (Note F)
    Noninterest bearing                                       $ 2,444,503   $  1,856,259
    Interest bearing                                           35,833,522     38,016,084
      Total deposits                                           38,278,025     39,872,343
Obligations under capital leases (Note G)                          36,355         59,843
Accrued interest payable                                          241,042        222,153
Other liabilities                                                  24,431        102,466
      Total liabilities                                        38,579,853     40,256,805

    Commitments and contingent liabilities
    (Notes K and M)

Stockholders' equity (Notes H and L)
  Common stock - $5.00 par value; 10,000,000                    1,772,630     1,772,630
  shares authorized; 354,526 shares issued                      1,772,630     1,717,894
  and outstanding                                                 645,062       353,631
  Capital surplus
  Undivided profits                                              (142,641)
  Unrealized holding gains and losses on                        4,047,681     3,844,155
  available-for-sale securities
    Total stockholders' equity
Total liabilities and stockholders' equity                   $ 42,627,534   $44,100,960


See accompanying notes to financial statements.

Statement of Income
Midlands National Bank


                                                          Year Ended December 31,
                                                 1994               1993               1992
Interest income
  Loans, including fees                        $2,767,451         $2,696,111          $2,449,973
  Time deposits in other banks                     28,739             41,618              50,543
  Securities
    Taxable                                       425,569            406,612             467,636
    Tax-exempt                                     17,483
  Federal funds sold                              111,513             62,338              88,425
Total interest income                           3,350,755          3,206,679           3,056,577

Interest expense
  Time deposits $100,000 and over                 300,126            349,969             403,450
  Other deposits                                1,056,284          1,066,420           1,261,410
  Obligations under capital leases                  1,464              4,534              10,733
Total interest expense                          1,357,874          1,420,923           1,675,593

Net interest income                             1,992,881          1,785,756           1,380,984
Provision for loan losses (Note D)                106,392            145,327             490,328
Net interest income after provision             1,886,489          1,640,429             890,656

Other income
  Service charges on deposit accounts             159,494            199,025             159,137
  Credit life insurance commissions                66,769             73,288             164,158
  Investment securities gains                                         17,941              98,411
  Other income                                     12,641             10,795               3,762
Total other income                                238,904            301,049             425,468

Other expenses (Note I)
  Salaries and employee benefits                  688,603            673,938             543,317
  Net occupancy expense                            90,387             85,555              75,203
  Furniture and equipment expense                 133,825            186,401             189,753
  Other expense                                   538,303            493,698             400,834
Total other expenses                            1,451,118          1,439,592           1,209,107

Income before income taxes,
  extraordinary credit and cumulative
  effect of accounting change                     674,275            501,886             107,017
Income tax expense (Note J)                       239,476            181,557              40,652

Income before extraordinary credit and
  cumulative effect of accounting change          434,799            320,329              66,365
Extraordinary credit - utilization of
  net operating loss carryforward                                                         16,804
Cumulative effect of accounting change -
  method of computing deferred income
  taxes (Note J                                                       49,302

Net income                                      $ 434,799          $ 369,631           $  83,169

Per share (Notes H and L)
  Average shares outstanding                      373,963            366,953             364,758
  Income before extraordinary credit and
  cumulative effect of accounting change          $  1.16           $    .87                 .18
  Extraordinary credit                                                                       .05
  Cumulative effect of accounting change                                 .14
  Net income                                         1.16               1.01                 .23


See accompanying notes to financial statements.

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
MIDLANDS NATIONAL BANK

                                                                                                    Unrealized
                                                                                                     Holding
                                                                                                    Gains and
                                                   Common Stock                                       Losses on
                                                Number                                              Available-
                                                  of                      Capital      Undivided     for-Sale
                                                Shares       Amount       Surplus       Profits     Securities      Total
Balance, January 1, 1992, as previously
  reported                                      354,526    $1,772,630    $1,717,894    $ (55,169)                 $3,435,355
Correction of accounting errors (Note L)                                                 (44,000)                    (44,000)
Balance, January 1, 1992, as restated           354,526     1,772,630     1,717,894      (99,169)                  3,391,355
Net income                                                                                83,169                      83,169
Balance, December 31, 1992                      354,526     1,772,630     1,717,894      (16,000)                  3,474,524
Net income                                                                               369,631                     369,631
Balance, December 31, 1993                      354,526     1,772,630     1,717,894      353,631                   3,844,155
Net income                                                                               434,799                     434,799
Transfer of undivided profits to capital
  surplus                                                                    54,736      (54,736)
Cash dividend declared -- $.25 per share                                                 (88,632)                    (88,632)
Change in accounting for available-for-sale
  securities, net of income taxes of $18,503
  (Note C)                                                                                          $   33,036        33,036
Change in unrealized holding gains and losses
  on available-for-sale securities, net of
  income tax benefits of $98,391                                                                      (175,677)     (175,677)
Balance, December 31, 1994                      354,526    $1,772,630    $1,772,630    $ 645,062    $ (142,641)   $4,047,681

See accompanying notes to financial statements.

Statement of Cash Flows
Midlands National Bank


                                                                 Year Ended December 31,
                                                          1994            1993              1992
Operating activities
  Net income                                          $  434,799       $  369,631        $  83,169
Adjustments to reconcile net income to net
  cash provided by operating activities
  Provision for loan losses                              106,392          145,327          490,328
  Depreciation and amortization                           76,478          142,620          145,819
  Deferred income taxes                                  103,692          (28,270)         (81,690)
  Amortization of net loan fees and costs                 46,740           41,957           40,199
  Amortization of organizational costs                                     17,039           18,588
  Writedowns of other real estate                         37,733           14,000
  Securities accretion and premium amortization           48,442           35,581           29,724
  Investment securities gains                                             (17,941)         (98,411)
  Gains on sales of other real estate                     (3,510)          (9,820)
  (Increase) decrease in interest receivable             (66,862)          36,789          (43,080)
  (Decrease) increase in interest payable                 18,889          (53,709)        (212,575)
  (Increase) decrease in prepaid expenses                (24,522)         (43,739)             820
  (Decrease) increase in other accrued expenses          (78,035)          10,047           38,712
Net cash provided by
  operating activities                                   700,236          659,512          411,603

Investing activities
Net decrease (increase) in time deposits
  in other banks                                         800,000         (300,000)         100,000
  Purchases of available-for-sale securities          (4,013,559)
  Sales of available-for-sale securities                   9,150
  Maturities of available-for-sale securities          2,893,527
  Purchases of held-to-maturity securities              (466,812)
  Purchases of investment securities                                   (4,083,623)      (8,220,759)
  Sales and maturities of investment securities                         3,670,808        6,216,751
Net decrease (increase) in loans
  made to customers                                    1,394,508       (1,323,684)      (6,269,941)
  Purchase of premises and equipment                    (181,172)         (26,896)         (30,667)
  Proceeds from sales of other real estate                99,510          340,431
Net cash provided (used)
  by investing activities                                535,152      (1,722,964)       (8,204,616)

Financing activities
Net increase (decrease) in demand deposits,
  interest bearing transaction accounts and
  savings accounts                                      (555,171)      2,273,779         1,506,658
Net increase (decrease) in certificates of
  deposit and other time deposits                     (1,039,147)      (326,357)         5,580,025
  Principal payments on capital lease obligations        (23,488)      (109,652)          (101,194)
  Cash dividends paid                                    (88,632)
Net cash (used) provided by
  financing activities                                (1,706,438)      1,837,770         6,985,489

(Decrease) increase in cash and cash equivalents        (471,050)        774,318          (807,524)
Cash and cash equivalents, beginning                   4,011,208       3,236,890         4,044,414
Cash and cash equivalents, ending                     $3,540,158      $4,011,208        $3,236,890


See accompanying notes to financial statements.

Notes to Financial Statements
Midlands National Bank


NOTE A - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization - Midlands National Bank (the "Bank") was chartered as a national bank on December 7, 1988, and its deposits are insured by the Federal Deposit Insurance Corporation. The Bank commenced commercial banking operations from its principal office in Prosperity, South Carolina on December 7, 1988, from its branch office in Chapin, South Carolina on December 14, 1988, and from its branch office in Newberry, South Carolina on October 21, 1991.

Basis of Presentation - The accounting and reporting policies of the Bank are in conformity with generally accepted accounting principles and general practices within the banking industry.

Securities - Effective January 1, 1994, The Bank adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under the provisions of SFAS No. 115, equity securities that have readily determinable fair values and all debt securities are classified generally at the time of purchase into one of three categories; held-to-maturity, trading and available-for-sale. Debt securities which the Bank has the positive intent and ability to hold to ultimate maturity are classified as held-to maturity and accounted for at amortized cost. Debt and equity securities that are bought and held primarily for sale in the near term are classified as trading and are accounted for on an estimated fair value basis, with unrealized gains and losses included in other operating income. Securities not classified as either held-to-maturity or trading are classified as available-for-sale and are
accounted for at estimated fair value.   Unrealized holding gains and
losses on available-for-sale securities are excluded from earnings and recorded in a separate account included in stockholders' equity, net of applicable income tax effects. Dividend and interest income, including amortization of any premium or accretion of discount arising at acquisition, is included in earnings for all three categories of securities. Realized gains and losses on all categories of securities are included in other operating income, based on the amortized cost of the specific certificate on a trade date basis. Reference is made to Note C to the financial statements for additional information. Prior to January 1, 1994, investment securities were stated at cost, increased by accretion of discount and decreased by amortization of premiums. Realized gains and losses on the sale of an investment security were included in other operating income based on the adjusted cost of the specific certificate on a trade date basis.

Interest and Fees on Loans - Interest income on some installment loans is recognized using the sum-of-the-months digits method. The results of using this method are not materially different from those obtained by
using the interest method.   Interest income on all other loans is
recognized using the interest method based upon the principal amounts
outstanding.   Loan origination and commitment fees and certain direct
loan origination costs (principally salaries and employee benefits) are being deferred and amortized as an adjustment of the related loan's yield. Generally, these amounts are being amortized over the contractual life of the related loans or commitments.

When a loan is 90 days past due as to interest or principal or there is serious doubt as to ultimate collectibility, the accrual of interest income is generally discontinued unless the estimated net realizable value of collateral is sufficient to assure collection of the principal balance and accrued interest. Previously accrued interest on loans placed in a nonaccrual status is reversed against current income, and
subsequent  interest  income  is  recognized  when  received.    When
the ultimate collectibility of a significant amount of principal is in serious doubt, the principal balance is reduced to the estimated net realizable value of collateral by charge-off to the allowance for loan losses and any subsequent payments are credited to the remaining outstanding principal balance until the loan is repaid. A nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed.

Allowance for Loan Losses - An allowance for possible loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent risks in the loan portfolio. The allowance is based upon a continuing review of past loan loss experience, current economic conditions which may affect the borrowers' ability to pay and the underlying collateral value of the loans. When management determines that a loan will not perform substantially as agreed, a review of the loan is initiated to ascertain whether it is more likely than not that a loss has occurred. If it is determined that a loss is likely, the estimated amount of the loss is charged off and deducted from the allowance. The provision for possible loan losses and recoveries on loans previously charged off are added to the allowance.

Premises and Equipment - Premises and equipment are stated at cost, less accumulated depreciation and amortization. The provision for depreciation and amortization of equipment under capital leases is computed by the straight-line method. Rates of depreciation are generally based on the following estimated useful lives: buildings - 40 years; furniture and equipment - 5 to 10 years. Amortization of equipment under capital leases is recorded at the lesser of the estimated useful lives of the respective assets or the terms of the leases. The cost of assets sold or otherwise disposed of, and the related allowance for depreciation are eliminated from the accounts and the resulting gains or losses are reflected in the income statement. Maintenance and repairs are charged to current expense as incurred and the costs of major renewals and improvements are capitalized.

Other Real Estate - Other real estate includes properties acquired through foreclosure or acceptance of a deed in lieu of foreclosure. Other real estate is initially recorded at the lower of cost or the estimated fair market value less estimated selling costs. Loan losses arising from the acquisition of such property are charged to the allowance for loan losses. An allowance for losses on other real estate is maintained for subsequent downward valuation adjustments. Holding or operating costs are charged to expense as incurred, and the cost of significant improvements is capitalized.

Retirement Plans - The Bank did not have any pension or profit-sharing retirement plans in effect at December 31, 1994 and 1993. Also, the Bank does not sponsor any postretirement or postemployment benefits.

Income Taxes - As of January 1, 1993, the Bank adopted SFAS No. 109, "Accounting for Income Taxes". The Statement requires the use of an asset and liability approach for financial accounting and reporting for income taxes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized. For the periods preceding 1993, the Bank used the deferred method, where deferred income taxes were provided for timing differences between the period in which certain income and expense items were recognized for financial reporting purposes and the period in which they affect taxable income as measured by the tax rate in effect for the year the timing differences occurred. Refer to Note J to the financial statements for further information.

Statement of Cash Flows - The statement of cash flows reports net cash provided or used by operating, investing and financing activities and the net effect of those flows on cash and cash equivalents. Cash equivalents include amounts due from banks and federal funds sold and securities purchased under agreements to resell.

During 1994, 1993 and 1992, interest paid on deposits and other borrowings amounted to $1,338,985, $1,474,632 and $1,888,168, respectively. Income tax payments of $215,050, $176,801 and $54.240 were made during 1994, 1993 and 1992, respectively. In 1994 and 1993, non-cash transfers totaling $40,733 and $501,611, respectively, were made from loans to other real estate. A non-cash transfer of $54,736 was made from undivided profits to capital surplus in 1994. During 1994, non-cash valuation adjustments totaling $222,529 were made, decreasing available-for-sale securities with a related stockholders' equity account decreasing $142,641 and deferred tax assets increasing $79,888.


NOTE B - CASH AND DUE FROM BANKS

National banks are generally required by regulation to maintain an average cash reserve balance based on a percentage of deposits. As of December 31, 1994 and 1993, the Bank had not attained the volume of deposits to be subject to such reserve requirement.


NOTE C - SECURITIES

Securities available-for-sale and held-to-maturity consisted of the following at December 31, 1994:


                                                                       December 31, 1994

                                         Available-for-Sale                                     Held-to-Maturity
                                          Gross       Gross                                    Gross         Gross
                                       Unrealized   Unrealized    Estimated                  Unrealized    Unrealized   Estimated
                            Amortized    Holding     Holding         Fair          Amortized   holding      holding       Fair
                               Cost       Gains       Losses        Value            Cost       Gains       Losses        Value
U.S. Treasury and U.S.
  Government agencies       $5,122,186              $  103,895   $5,018,291
Obligations of states
  and political
  subdivisions                                                                    $  457,873              $   55,897   $  401,976
Mortgage-backed
  securities                 3,677,738                 118,634   3,559,104
Equity securities              156,450                             156,450

    Total                   $8,956,374  $           $  222,529  $8,733,845        $  457,873   $          $   55,897   $  401,976

                                                                                                December 31, 1994
                                                                                    Available-for-Sale       Held-to-Maturity
                                                                                  Amortized     Estimated   Amortized    Estimated
                                                                                     Cost       Fair Value     Cost      Fair Value






Due in one year or less                                                           $1,600,594    $1,572,079
Due after one through five years                                                   3,521,592     3,446,212
Due after ten years                                                                                         $ 457,873    $ 401,976
                                                                                   5,122,186     5,018,291    457,873      401,976
Mortgage-backed securities                                                         3,677,738     3,559,104
Equity securities                                                                    156,450       156,450

     Total                                                                        $8,956,374    $8,733,845  $ 457,873   $  401,976

At December 31, 1993, investment securities consisted of the following:

                                                                    December 31, 1993
                                                                    Gross        Gross
                                                 Amortized        Unrealized   Unrealized   Estimated
                                                    Cost            Gains        Losses     Fair Value
U.S. Treasury and U.S. Government agencies       $4,112,934       $ 26,347       $ 5,082    $4,134,199
Mortgage-backed securities                        3,606,461         30,274                   3,636,735
Equity securities                                   165,600                                    165,600

                                                 $7,884,995       $ 56,621       $ 5,082    $7,936,534



                                                  December 31, 1993
                                            Amortized            Estimated
                                              Cost              Fair Value

Due in one year or less                     $2,010,280          $2,022,444
Due after one through five years             2,102,654           2,111,755
                                             4,112,934           4,134,199
Mortgage-backed securities                   3,606,461           3,636,735
Equity securities                              165,600             165,600

                                            $7,884,995          $7,936,534


The fair value of U.S. Treasury and U.S. Government agencies debt securities is estimated based on published closing quotations. The fair value of obligations of states and political subdivisions is generally not available from published quotations; consequently, their fair value estimates are based on matrix pricing or quoted market prices of similar instruments adjusted for credit quality differences
between the quoted instruments and the instruments being valued.   Fair
value for mortgage-backed securities is estimated primarily using dealers' quotes. The fair value of equity securities, consisting of Federal Reserve Bank and Georgia Bankers Bank stocks, is estimated based on the amount at which the issuer would repurchase the shares.

The proceeds from sales of securities and the gross realized gains and gross realized losses on such sales were as follows:

                                       Year Ended December 31,
                                    1994         1993        1992

Proceeds from sales               $ 9,150      $ 943,874  $4,738,759
Gross realized gains                              17,941     106,356
Gross realized losses                                          7,945


The Bank has never held securities for trading purposes, and there were no transfer transactions during 1994 affecting the
available-for-sale  or  held-to-maturity categories of securities.   All
1994 securities sales were made from securities classified as available-for-sale.

At December 31, 1994, securities with an amortized cost of $2,583,293 and an estimated fair value of $2,544,312 were pledged as collateral to secure public deposits. The amortized cost and estimated fair value of such pledged securities was $4,196,545 and $4,246,273, respectively, at the end of 1993.

At December 31, 1994, the Bank held a $400,000 Barnwell County, South Carolina School District No. 45 bond with a 7.25% coupon rate, maturing on February 1, 2011. The bond, classified as held-to-maturity, is included in the balance sheet at an amortized cost of $457,873 and has an estimated fair value of $401,976. The Moody rating of the bond is Baa. All of the Bank's mortgage-backed securities held at December 31, 1994, were issued by the Federal Home Loan Mortgage Corporation.

SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," was issued by the Financial Accounting Standards Board in May, 1993. As required, the Bank adopted the provisions of this statement effective January 1, 1994, without retroactive application to prior years' financial statements. The Bank's management reclassified, as of January 1, 1994, the Bank's investment securities into available-for-sale and held-to-maturity categories based on current intent in accordance with the criteria established by SFAS No. 115. At that date, investment securities with an amortized cost of $7,884,995 and an estimated fair value of $7,936,534 were classified as available-for-sale. The effect of this change in accounting principle was to increase the carrying value of securities $51,539 and directly increase stockholders' equity $33,036, which is net of income taxes of $18,503. The increase, net of income tax effect, is presented in the statement of changes in stockholders' equity as an adjustment of the balance of the separate component of stockholders' equity required by SFAS No. 115 for the unrealized holding gains and losses on available-for-sale securities.


NOTE D - LOANS

Loans consisted of the following:


                                                          December 31,
                                                     1994               1993
Commercial, financial and agricultural
  Commercial and industrial                     $ 4,156,609         $ 4,430,449
  Agricultural production                           497,988             379,870
Real estate - construction                          936,233           1,509,891
Real estate - mortgage
  Farmland                                          622,730             810,173
  1-4 family residential                          8,390,402           8,572,630
  Nonfarm, nonresidential                         5,832,757           5,953,559
Consumer installment
  Checking credit                                    49,607              42,941
  Other                                           6,976,965           7,433,804

     Total loans - gross                        $27,463,291         $29,133,317


Included in the above were nonaccrual loans with outstanding principal balances totaling $244,053 and $389,712 as of December 31, 1994 and 1993, respectively. There were no outstanding commitments at December 31, 1994, to lend additional funds to debtors owing nonaccrual loans. Interest income that would have been recorded if nonaccrual loans had been current in accordance with their original terms amounted to $42,000, $54,000 and $47,000 for the years ended December 31, 1994, 1993
and 1992, respectively.   Recognized interest income on these loans was
$21,000, $3,000 and $10,000 for the years ended December 31, 1994, 1993 and 1992, respectively. Collections of interest on nonaccrual loans applied on a principal recovery basis totaled $88,023, $4,000 and $14,150 for the years ended December 31, 1994, 1993 and 1992, respectively.

As of December 31, 1994 and 1993, there were no significant concentrations of credit risk in any single borrower or groups of
borrowers.   The Bank's loan portfolio consists primarily of extensions of credit to businesses and individuals in its service areas within Newberry and Lexington counties of South Carolina. The economy of these areas is diversified and does not depend on any one industry or group of
related industries.   Management has established loan policies and
practices that include set limitations on loan-to-collateral value for different types of collateral, requirements for appraisals, obtaining and maintaining current credit and financial information on borrowers, and credit approvals.

Transactions in the allowance for loan losses are summarized below:

                                         Year Ended December 31,
                                   1994            1993           1992

Balance at January 1           $   409,000      $   392,000   $   284,000
Provision charged to expense       106,392          145,327       490,328
Recoveries                          14,368           15,419        10,315
Charge-offs                       (196,760)        (143,746)     (392,643)

Balance at December 31        $    333,000      $   409,000   $   392,000


Certain officers and directors of the Bank, their immediate families and business interests were loan customers of, and had other transactions in the normal course of business with the Bank. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $989,828 and $941,375 at December 31, 1994 and 1993, respectively.
During 1994, $787,481 of new loans were made and repayments totaled
$739,028.

In May, 1993, the Financial Accounting Standards Board issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," effective for fiscal years beginning after December 15, 1994. This Statement generally applies to all loans, whether or not collateralized, and to all loans that are restructured in a troubled debt restructuring
involving a modification of terms.   It does not apply to large groups
of smaller balance homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or lower of cost or fair value, leases and debt securities. SFAS No. 114 requires that impaired loans within its scope be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, which is the contractual interest rate adjusted for any deferred loan fees or costs, premium or discount existing at the
inception or acquisition of the loan.   SFAS No. 114 also allows
creditors, as a practical expedient, to measure the loan at its observable market price or the fair value of the collateral if the repayment of the loan is expected to be provided solely by the underlying collateral. The required adoption of SFAS No. 114 effective January 1, 1995 did not have a material effect on the Bank's financial statements.


NOTE E - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:



                                                               December 31,
                                                        1994                   1993
Land                                                $    197,378         $    197,378
Building and land improvements                           985,515              946,899
Furniture and equipment                                  456,002              700,470
      Total                                            1,638,895            1,844,747
Less accumulated depreciation and amortization           319,941              630,487

      Premises and equipment - net                   $ 1,318,954          $ 1,214,260

Depreciation and amortization expense for the years ended December 31, 1994, 1993 and 1992 was $76,478, $142,620 and $145,819, respectively.

NOTE F - DEPOSITS

A summary of deposits follows:
                                                     December 31,
                                             1994                 1993

Noninterest bearing demand                $ 2,444,503          $ 1,856,259
Interest bearing transaction accounts       7,543,060            8,518,884
Savings                                     1,998,140            2,165,731
time deposits $100,000 and over             6,968,921            7,700,037
Other time deposits                        19,323,401           19,631,432

      Total deposits                      $38,278,025          $39,872,343


NOTE G - OBLIGATIONS UNDER CAPITAL LEASES


Assets recorded under capital leases and included in premises and equipment are as follows:
                                                December 31,
                                            1994           1993

Equipment                                   $ 95,389      $ 485,856
Less accumulated amortization                 60,413        428,360

      Net assets under capital leases       $  34,976        57,496


The present value of future minimum capital lease payments as of December 31, 1994 is as follows:

1995                                         $ 22,224
1996                                           16,330
    Total minimum lease payments               38,554
    Less amount representing interest
    (approximate interest rate of 8.5%)         2,199

    Obligations under capital leases          $36,355


NOTE H - STOCKHOLDERS' EQUITY

Dividends - Banking laws and regulations limit the amount of cash dividends which a national bank can pay without obtaining prior approval from the Comptroller of the Currency. Generally, this amount is limited to a bank's net income retained in the current year plus retained net income for the preceding two years. At December 31, 1993, the Bank had available $645,062 for the payment of cash dividends without obtaining prior approval from the Comptroller of the Currency.

Stock Warrants and Options - The Bank had stock warrants and options
outstanding as of December 31,  1994 and 1993.   Each of the Bank's
organizers received one non- transferable warrant to purchase one share of the Bank's common stock for each share they had committed to purchase in the 1988 initial offering. The exercise price of the warrants is $10.00 per share, and warrants are exercisable at any time until their expiration on December 7, 1998. The total number of shares that could be purchased with these warrants was 92,500 at the end of 1994 and 1993.

The employment agreements for two of the Bank's employees provided for the granting of options to those employees to purchase up to 21,272 shares of the Bank's common stock at an exercise price equal to the book value per share as of the end of the calendar quarter preceding the awarding of the options, but not less than $10.00 per share. All options granted under the employment agreements expire seven years from the date of award. As of December 31, 1994 and 1993, those employees had earned options to purchase at any time, 7,091 shares at a price of $10.00 per share with an expiration date of December 31, 1995, and 14,181 shares at a price of $11.11 per share with an expiration date of November 30, 2000.

The 1988 Incentive Stock Option Plan provides for the granting of options to certain eligible employees to purchase up to an aggregate of 50,000 shares of the Bank's common stock. The exercise price of options granted under the Plan is the fair market value of the Bank's common stock on the date the option is granted, but in no event less than the
$5.00 par value of the stock.   For any person owning directly or
indirectly more than 10% voting control of the Bank's outstanding shares, the option price may not be less than 110% of fair market value of the shares. Options are exercisable at any time for up to ten years from the date of grant (five years with respect to 10% owners). At December 31, 1994 and 1993, options had been granted to purchase 7,000 shares under the Plan for an exercise price of $10.00 per share, expiring June 29, 1998.

At December 31, 1994 and 1993, none of the stock warrants or options granted by the Bank have ever been exercised.

Net Income Per Share - Net income per share is calculated by dividing net income by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding. Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock warrants and options and are calculated using the treasury stock
method.   Average shares outstanding for the years ended December 31,
1994, 1993 and 1992 include equivalent shares of 19,437, 12,427 and 10,232, respectively.

Regulatory Capital - All banks are subject to regulatory risk-based
capital adequacy standards.   Under these standards banks are required
to maintain various minimum ratios of capital to risk-weighted assets and average assets. The following table sets forth the risk-based capital ratios of Midlands National Bank and the minimum levels prescribed by regulations as of December 31, 1994:

                                       Tier 1     Total Capital     Leverage

Midlands National Bank                 14.3%          15.5%           9.5%
Minimum required                        4.0%           8.0%           3.0%

NOTE I - OTHER EXPENSES

Noninterest expenses are summarized below:

                                               Year Ended December 31,
                                         1994           1993            1992

Salaries and employee benefits         $688,603      $  673,938   $  543,317
Net occupancy expense                    90,387          85,555       75,203
Furniture and equipment expense         133,825         186,401      189,753
Other expense
Stationery, printing and postage         72,625          69,440       64,820
Telephone                                34,345          28,473       28,775
Advertising and promotion                28,605          23,685       35,750
Professional services                    77,477          49,618       42,924
Insurance                                24,151          27,164       25,463
FDIC insurance assessment                88,410          87,648       71,909
Directors fees                           35,400          31,700       29,250
Other real estate costs and
and expenses, net                        55,522          52,195
Other                                   121,768         123,775      101,943

      Total                          $1,451,118      $1,439,592   $1,209,107


NOTE J - INCOME TAXES


The Bank adopted, effective January 1, 1993, SFAS No. 109, "Accounting for Income Taxes", issued in February, 1992. Under the liability method specified by SFAS No. 109, deferred tax assets and liabilities are determined based on the differences between the financial statement and income tax bases of assets and liabilities as measured by the currently enacted tax rates which are assumed will be in effect when these differences reverse. Deferred tax expense is the result of changes in
deferred tax assets and liabilities.   The deferred method,  used in
years prior to 1993, required the Bank to provide for deferred income tax expense based on certain items of income and expense which were reported in different years in the financial statements and the tax returns as measured by the tax rate in effect for the year the
difference occurred.   As permitted under SFAS No.  109,  prior years'
financial statements have not been restated for this change in accounting principle. The effect of adopting SFAS No. 109 was immaterial to income before the cumulative effect of the change in accounting for 1993. Net income for 1993 was increased $49,302, or $.14 per share, by the cumulative effect of the change in accounting related to years prior to 1993.

Income before income taxes, extraordinary credit and cumulative effect of accounting change presented in the statement of income for the years ended December 31, 1994, 1993 and 1992, included no foreign component. Income tax expense consisted of:

                                                                    Deferred
                                    Liability Method                 Method
                                          Year Ended December 31,
                                   1994            1993               1992
Current
  Federal                      $  124,261       $  147,667         $  96,793
  State                            11,523           12,858             8,745
     Total current                135,784          160,525           105,538
Deferred
  Federal                          95,374           20,026           (58,774)
  State                             8,318            1,006            (6,112)
     Total deferred               103,692           21,032           (64,886)
     Total income tax expense
                               $  239,476       $  181,557         $  40,652



The principal components of the deferred portion of income tax expense were:

                                                                   Deferred
                                      Liability Method              Method
                                           Year Ended December 31,
                                    1994            1993             1992

Provision for loan losses          64,423        $  16,286       $  (52,932)
Accelerated depreciation           10,308            5,986            3,846
Start-up costs                                      13,350             (915)
Capitalized leases                    348            6,567           (1,340)
Other real estate writedowns      (10,411)          (5,026)
Nonaccrual loan interest income    35,985          (17,587)         (18,398)
Other, net                          3,039            1,456            4,853

          Total                 $ 103,692        $  21,032       $  (64,886)



A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes, extraordinary credit and cumulative effect of accounting change follows:

                                                                    Deferred
                                              Liability Method        Method
                                                    Year Ended December 31,
                                              1994         1993         1992

Tax expense at statutory rate            $   229,254  $   170,641  $   36,386
State income tax, net of federal
income tax benefit                            13,095        8,887       1,688
Tax exempt bond interest
Other, net                                   (5,944)
                                               3,071        2,029       2,578
          Total                          $   239,476  $   181,557  $   40,652

Deferred tax assets and liabilities included in the balance sheet consisted of the following:


                                                  December 31,
                                                 1994      1993
Deferred tax assets
  Allowance for loan losses                $    56,236  $  120,670
  Capital leases                                   495         843
  Deferred net loan costs                          798       3,826
  Other real estate                             15,437       5,026
  Nonaccrual loan interest income                           35,985
Unrealized holding gains and losses
  on available-for-sale securities              79,888
  Gross deferred tax assets                    152,854    166,350
  Valuation allowance                                -          -
       Total                                   152,854    166,350

Deferred tax liabilities
  Accelerated depreciation                     31,372      21,064

Net deferred income tax assets              $ 121,482  $  145,286

Income tax expense related to investment securities transactions was $6,441 and $37,383 for 1993 and 1992, respectively.


NOTE K - COMMITMENTS AND CONTINGENCIES

Commitments -  In the normal course of business, the Bank is party to
financial instruments  with  off-balance-sheet  risk.    These
financial instruments include commitments to extend credit and standby letters of credit, and have elements of credit risk in excess of the amount recognized in the balance sheet. The exposure to credit loss in the event of nonperformance by the other parties to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. Generally, the same credit policies used for on-balance-sheet instruments, such as loans, are used in extending loan commitments and standby letters of credit.

Following are the off-balance-sheet financial instruments whose contract amounts represent credit risk:

                                           December 31,
                                       1994          1993
Loan commitments                   $1,641,408    $1,454,263
Standby letters of credit              30,000        30,000

Loan commitments involve agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and some involve payment of a fee. Many of the commitments are expected to expire without being fully drawn; therefore, the total amount of loan commitments do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if any, upon extension of credit is based on management's credit evaluation of the
borrower.   Collateral  held varies but may include commercial and
residential real properties, accounts receivable, inventory and equipment.

Standby letters of credit are conditional commitments to guarantee the performance of a customer to a third party. The credit risk involved in issuing standby letters of credit is the same as that involved in making loan commitments to customers. Collateral for secured standby letters of credit varies but may include commercial and residential real properties, accounts receivable, inventory, equipment, marketable securities and certificates of deposit. Since most letters of credit are expected to expire without being drawn upon, they do not necessarily represent future cash requirements.

Short-term Borrowing Commitments - At December 31, 1994 and 1993, the Bank had unused short-term lines of credit to purchase up to $1,500,000 of unsecured federal funds from unrelated correspondent financial
institutions.   The  lines  are  available generally on a one to seven
day basis for the general corporate purposes of the Bank. The lines expire December 1, 1995.

Continent Liabilities - As of December 31, 1994, the Bank was involved as defendant in a lawsuit concerning a depositor's forgery matter in which the plaintiff seeks $28,000 in damages. Management is vigorously defending this lawsuit; however, the probability of an unfavorable outcome cannot be currently evaluated and no loss contingency has been accrued. Management and legal counsel are not aware of any other pending or threatened litigation, or unasserted claims or assessments that could result in losses, if any, that would be material to the financial statements.


NOTE L - RESTATEMENT OF FINANCIAL STATEMENTS

During 1994, Midlands National Bank received a report on examination from its primary regulator, the Office of the Comptroller of the Currency ("OCC"). In this report, the OCC found errors had been made in accounting for three commercial loans involving two borrowers. These three loans had not performed as originally agreed, but the bank followed a workout policy of forbearance as to collection litigation and/or repossession in order to enhance, in management's opinion, the ultimate collectibility of the loans.

On two of the loans, the Bank entered extensions of monthly payment terms into the computerized loan accounting system beginning in 1992 to
reflect the forbearance workout approach.   Interest  income continued
to accrue and the loans were not correctly  identified  as  nonaccrual
loans.    However,  under  generally  accepted accounting principles these loans should have been placed on a nonaccrual status and accounted for accordingly.

One loan criticized by the OCC examiners was an unsecured loan made in 1991 to clear an overdraft of a customer who had other loans that were also not being serviced as agreed. The loan was renewed in 1992 and 1993 without reduction of principal. The correct accounting for this loan should have been to classify the loan as doubtful at the end of 1991 with appropriate adjustments to the provision and allowance for loan losses, and charge-off in 1992 due to lack of performance.
Instead, the Bank erroneously carried the loan as an earning asset until 1994.

The financial statements for the periods indicated below have been restated to reflect the corrections for the accounting errors. The effects of the corrections on the statement of income, including per share amounts, and undivided profits are as follows:


                                                                               Year Ended December 31,
                                                                1993                     1992         1991

Statement of income corrections
  Interest income on loans                                   $  (48,989)               (51,247)
  Provision for loan losses                                                            (80,000)   $  (44,000)
  Income tax expense                                             31,210                 41,000        15,796
  Extraordinary credit                                                                 (41,000)      (15,796)
  Cumulative effect of accounting change                         49,302
    (Decrease) increase in net income                        $   31,523               (131,247)   $  (44,000)

  (Decrease) increase per share
Income before extraordinary credit
  and cumulative effect of accounting change                 $    (.05)            $    (.25)        $ (.07)
    Extraordinary credit                                                                (.11)          (.04)
    Cumulative effect of accounting change                         .14
    Net income                                                     .09                  (.36)          (.11)


Undivided profits, as previously reported at period end    $   497,355             $   159,247    $  (55,169)
Correction of accounting errors                               (143,724)              (175,247)       (44,000)
Undivided profits, as restated at period end               $   353,631             $  (16,000)    $  (99,169)



NOTE M - PENDING MERGER TRANSACTION


In November, 1994, the Bank entered into a Reorganization Agreement with Carolina First Corporation ("CFC"), Greenville, South Carolina, whereby the Bank's stockholders will exchange all of their 354,526 currently outstanding common shares of the Bank for approximately 585,000 shares of the common stock of CFC. In addition, the various outstanding warrants and options described in Note H to the financial statements for the purchase of 120,772 shares of the Bank's common stock will be converted into options to purchase approximately 199,000 shares of CFC common stock for an average exercise price of approximately $6.14 per share.

According to the provisions of the Reorganization Agreement, the Bank will be merged into CFC's subsidiary, Carolina First Bank, and will cease to operate as a separate corporation. The proposed merger is expected to be accounted for as a pooling-of- interests. At December 31, 1994, CFC had assets totaling approximately $1.1 billion.

The pending merger transaction is subject to the approval of the Bank's stockholders and various regulatory agencies.

                                                                  ANNEX 2

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
                 SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1993

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
The Board of Directors and Shareholders
Carolina First Corporation
Greenville, South Carolina
     We have audited the supplemental consolidated balance sheets of Carolina First Corporation and subsidiaries as of December 31, 1994 and 1993 and the related supplemental consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. The supplemental consolidated financial statements give retroactive effect to the merger of Aiken County National Bank on April 10, 1995 and Midlands National Bank on June 30, 1995, which have been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to consummated business combinations accounted for by the pooling of interests method in the financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation, however, they will become the historical consolidated financial statements of Carolina First Corporation and subsidiaries after financial statements covering the date of consummation of the business combination are issued.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Carolina First Corporation and subsidiaries as of December 31, 1994 and 1993 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combinations.

                               (Signature of Elliott, Davis & Company, L.L.P.)

                                         Elliott, Davis & Company, L.L.P.
Greenville, South Carolina
February 3, 1995
                                      5

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                                                                            DECEMBER 31,
                                                                                                          1994         1993
                                                                                                          ($ IN THOUSANDS,
                                                                                                         EXCEPT SHARE DATA)
ASSETS
  Cash and due from banks...........................................................................   $   59,750    $ 31,516
  Federal funds sold and securities purchased under resale agreements...............................        4,420      59,870
  Securities
     Trading........................................................................................        1,155         250
     Available for sale.............................................................................       59,078      64,871
     Held for investment (market value $66,820 in 1994 and $65,077 in 1993).........................       70,264      64,492
       Total securities.............................................................................      130,497     129,613
     Loans held for sale............................................................................       71,695       7,700
     Loans..........................................................................................      852,246     618,173
       Less unearned income.........................................................................         (873)     (2,227)
       Less allowance for loan losses...............................................................       (6,002)     (6,679)
          Net loans.................................................................................      917,066     616,967
  Premises and equipment............................................................................       39,823      31,780
  Accrued interest receivable.......................................................................        7,674       5,375
  Other assets......................................................................................       45,120      29,353
                                                                                                       $1,204,350    $904,474
LIABILITIES AND SHAREHOLDERS' EQUITY
  Liabilities
  Deposits
     Noninterest-bearing............................................................................   $  126,974    $ 72,950
     Interest-bearing...............................................................................      874,774     731,599
       Total deposits...............................................................................    1,001,748     804,549
  Federal funds purchased and securities sold under repurchase agreements...........................       33,986      16,725
  Other short-term borrowings.......................................................................       72,073          54
  Long-term debt....................................................................................        1,177       1,274
  Accrued interest payable..........................................................................        4,141       3,366
  Other liabilities.................................................................................        4,743       8,091
       Total liabilities............................................................................    1,117,868     834,059
COMMITMENTS AND CONTINGENT LIABILITIES
  Shareholders' Equity
  Preferred stock -- no par value; authorized 10,000,000 shares; issued and outstanding 920,000 shares (Series 1994), 621,000 shares (Series 1993) and 60,000 shares (Series 1993B) in 1994 and
     621,000 shares (Series 1993) and 60,000 shares (Series 1993B) in 1993; liquidation preference
     $25 per share (Series 1994 and 1993) and $20 per share (Series 1993B)..........................       37,014      15,662
  Common stock -- par value $1 per share; authorized 20,000,000 shares; issued and outstanding
     5,618,873 shares in 1994 and 5,317,350 shares in 1993..........................................        5,619       5,317
  Surplus...........................................................................................       45,543      41,863
  Retained earnings.................................................................................          515       8,458
  Nonvested restricted stock........................................................................       (1,083)       (709)
  Guarantee of ESOP debt............................................................................         (126)       (176)
  Unrealized loss on securities available for sale..................................................       (1,000)         --
       Total shareholders' equity...................................................................       86,482      70,415
                                                                                                       $1,204,350    $904,474

    See Notes to Supplemental Consolidated Financial Statements which are an integral part of these statements.
                                      6

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME

                                                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                                                         1994          1993          1992
                                                                                        ($ IN THOUSANDS, EXCEPT SHARE DATA)
INTEREST INCOME
  Interest and fees on loans........................................................   $  70,678     $  47,313     $  39,788
  Interest on securities
     Taxable........................................................................       5,623         6,483         3,930
     Exempt from Federal income taxes...............................................       1,020           475           296
       Total interest on securities.................................................       6,643         6,958         4,226
     Interest on federal funds sold and securities purchased under resale
      agreements....................................................................         652           695           745
       Total interest income........................................................      77,973        54,966        44,759
INTEREST EXPENSE
  Interest on deposits..............................................................      30,750        24,055        23,761
  Interest on short-term borrowings.................................................       1,638           427           128
  Interest on long-term debt........................................................         121           125           121
       Total interest expense.......................................................      32,509        24,607        24,010
     Net interest income............................................................      45,464        30,359        20,749
PROVISION FOR LOAN LOSSES...........................................................       1,197         1,106         2,318
     Net interest income after provision for loan losses............................      44,267        29,253        18,431
NONINTEREST INCOME
  Service charges on deposit accounts...............................................       4,089         2,916         1,791
  Mortgage banking income...........................................................       1,638         1,788         1,274
  Fees for trust services...........................................................         919           542           305
  Gain on sale of securities........................................................          75           680           633
  Sundry............................................................................       1,505           839           113
       Total noninterest income.....................................................       8,226         6,765         4,116
NONINTEREST EXPENSES
  Salaries and wages................................................................      15,023        10,630         6,870
  Employee benefits.................................................................       4,375         2,510         1,596
  Occupancy.........................................................................       3,728         2,301         1,496
  Furniture and equipment...........................................................       2,577         1,933         1,536
  Sundry............................................................................      16,126        10,921         7,399
  Credit card restructuring charges.................................................      12,214            --            --
       Total noninterest expenses...................................................      54,043        28,295        18,897
     Income (loss) before income taxes..............................................      (1,550)        7,723         3,650
  Income taxes......................................................................         190         2,305         1,184
     Net income (loss)..............................................................      (1,740)        5,418         2,466
  Dividends on preferred stock......................................................       2,433         1,930           625
     Net income (loss) applicable to common shareholders............................   $  (4,173)    $   3,488     $   1,841
PER COMMON SHARE DATA*
     Net income (loss)..............................................................   $   (0.71)    $    0.76     $    0.41
     Cash dividends.................................................................   $    0.21     $    0.05     $      --
     Average common shares..........................................................   5,836,845     4,587,884     4,544,733

    See Notes to Supplemental Consolidated Financial Statements which are an integral part of these statements.
* Share data have been restated to reflect 5% stock dividends.
                                      7

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                                                             1994         1993         1992
                                                                                                    ($ IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss).....................................................................   $  (1,740)   $   5,418    $  2,466
  Adjustments to reconcile net income (loss) to net cash provided by
     (used for) operations
     Depreciation.......................................................................       2,756        1,965       1,602
     Amortization of intangibles........................................................       2,485          902         462
     Provision for loan losses..........................................................       1,197        1,106       2,318
     Provision for deferred taxes.......................................................          73         (267)       (243)
     Gain on sale of securities.........................................................         (75)        (680)       (633)
     Unrealized (gain) loss on securities...............................................          --         (199)        199
     Originations of mortgage loans held for sale.......................................     (49,562)     (81,076)    (22,538)
     Proceeds from sale of mortgage loans held for sale.................................      55,099       80,177      15,737
     Proceeds from sale of trading securities...........................................     420,378        1,075          --
     Proceeds from maturity of trading securities.......................................      31,176           --          --
     Purchase of trading securities.....................................................    (452,459)      (1,325)         --
     Mortgage loans sold in process of collection.......................................          --           --      (6,830)
     Increase in accrued interest receivable............................................      (2,299)        (751)       (202)
     Increase (decrease) in accrued interest payable....................................         775          281        (422)
     (Increase) decrease in other assets................................................     (16,646)         619      (1,801)
     Premiums paid on acquired credit cards.............................................          --       (1,023)     (1,377)
     Increase (decrease) in other liabilities...........................................      (3,334)       5,524         558
     Federal Home Loan Bank stock dividend..............................................        (150)         (68)        (77)
       Net cash provided by (used for) operating activities.............................     (12,326)      11,678     (10,781)
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of securities......................................................          --           --      34,929
  Proceeds from sale of securities available for sale...................................      26,429       67,285          --
  Proceeds from maturity of securities..................................................          --           --      27,451
  Proceeds from maturity of securities available for sale...............................     162,709      219,720          --
  Proceeds from maturity of securities held for investment..............................       8,110        5,570      10,966
  Purchase of securities................................................................          --           --     (84,044)
  Purchase of securities available for sale.............................................    (173,712)    (276,940)         --
  Purchase of securities held for investment............................................     (24,777)     (52,708)    (13,724)
  Net decrease (increase) in federal funds sold and securities purchased under
     resale agreements..................................................................      55,450      (51,934)     11,400
  Purchase of loans.....................................................................          --      (16,265)     (5,359)
  Net increase in loans.................................................................    (264,738)    (119,208)    (50,884)
  Proceeds from sale of premises and equipment..........................................         424          474         871
  Capital expenditures..................................................................     (11,209)     (12,060)     (1,521)
     Net cash used for investing activities.............................................    (221,314)    (236,066)    (69,915)
CASH FLOWS FROM FINANCING ACTIVITIES
  Acquired deposits.....................................................................      97,735      196,840          --
  Net increase in deposits..............................................................      56,024        5,674      75,661
  Net increase in federal funds purchased and securities sold under repurchase
     agreements.........................................................................      17,261       14,188          84
  Issuance (payments) of borrowed funds.................................................      71,898         (271)       (508)
  Issuance of preferred stock...........................................................      21,352       14,462      10,319
  Redemption of preferred stock.........................................................          --          (92)         --
  Cash dividends paid...................................................................      (3,025)      (1,777)       (385)
  Other common stock activity...........................................................         629           30          --
  Net cash provided by financing activities.............................................     261,874      229,054      85,171
Net change in cash and due from banks...................................................      28,234        4,666       4,475
Cash and due from banks at beginning of year............................................      31,516       26,850      22,375
Cash and due from banks at end of year..................................................   $  59,750    $  31,516    $ 26,850

    See Notes to Supplemental Consolidated Financial Statements which are an integral part of these statements.
                                      8

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
    SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                                           RETAINED
                                                                                                           EARNINGS
                                                          SHARES OF      PREFERRED    COMMON                 AND
                                                         COMMON STOCK      STOCK      STOCK     SURPLUS     OTHER*      TOTAL
                                                                                   ($ IN THOUSANDS)
BALANCE, DECEMBER 31, 1991............................     3,874,981     $      --    $3,875    $29,094    $ 6,020     $38,989
  Net income..........................................            --            --       --          --      2,466       2,466
  Issuance of Series 1992 preferred stock.............            --        10,319       --          --         --      10,319
  Common stock issued pursuant to:
     Stock dividend...................................       139,505            --      139       1,187     (1,334)         (8)
     Restricted stock plan............................        21,787            --       22         195       (217)         --
  Cash dividends paid/accrued by Carolina First:
     Preferred stock..................................            --            --       --          --       (625)       (625)
  Vesting recognized as salary expense................            --            --       --          --         97          97
  Payment on ESOP debt................................            --            --       --          --         50          50
BALANCE, DECEMBER 31, 1992............................     4,036,273        10,319    4,036      30,476      6,457      51,288
  Net income..........................................            --            --       --          --      5,418       5,418
  Issuance of Series 1993 preferred stock.............            --        14,462       --          --         --      14,462
  Issuance of Series 1993B preferred stock............            --         1,200       --          --         --       1,200
  Conversion and redemption of Series 1992 preferred
     stock............................................     1,089,674       (10,319)   1,090       9,137         --         (92)
  Common stock issued pursuant to:
     Stock dividend...................................       147,458            --      147       1,770     (1,926)         (9)
     Restricted stock plan............................        35,500            --       36         409       (445)         --
  Dividend reinvestment plan..........................         4,104            --        4          45         --          49
  Exercise of stock options...........................         4,341            --        4          26         --          30
  Cash dividends paid/accrued by Carolina First:
     Preferred stock..................................            --            --       --          --     (1,930)     (1,930)
     Common stock.....................................            --            --       --          --       (214)       (214)
  Vesting recognized as salary expense................            --            --       --          --        163         163
  Payment on ESOP debt................................            --            --       --          --         50          50
BALANCE, DECEMBER 31, 1993............................     5,317,350        15,662    5,317      41,863      7,573      70,415
  Net loss............................................            --            --       --          --     (1,740)     (1,740)
  Transfer of undivided profits to surplus............            --            --       --          56        (56)         --
  Issuance of Series 1994 preferred stock.............            --        21,444       --          --         --      21,444
  Common stock issued pursuant to:
     Stock dividend...................................       214,380            --      214       2,466     (2,689)         (9)
     Restricted stock plan............................        40,700            --       41         570       (611)         --
     Dividend reinvestment plan.......................        44,055            --       44         559         --         603
     Employee stock purchase plan.....................         2,247            --        3          28         --          31
     Exercise of stock options........................           141            --       --           1         --           1
  Cash dividends paid/accrued by Carolina First:
     Preferred stock..................................            --            --       --          --     (2,433)     (2,433)
     Common stock.....................................            --            --       --          --     (1,024)     (1,024)
  Treasury shares purchased...........................            --           (92)      --          --         --         (92)
  Vesting recognized as salary expense................            --            --       --          --        236         236
  Payment on ESOP debt................................            --            --       --          --         50          50
  Unrealized loss on securities available for sale....            --            --       --          --     (1,000)     (1,000)
BALANCE, DECEMBER 31, 1994............................     5,618,873     $  37,014    $5,619    $45,543    $(1,694)    $86,482

    See Notes to Supplemental Consolidated Financial Statements which are an integral part of these statements.
* Other includes unrealized loss on securities available for sale, nonvested restricted stock and guarantee of ESOP debt.

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     PRINCIPLES OF CONSOLIDATION -- The supplemental consolidated financial statements include the accounts of Carolina First Corporation (the "Company") and its wholly-owned subsidiaries, Carolina First Bank (the "Bank"), Carolina First Savings Bank, F.S.B. (the "Savings Bank"), and Carolina First Mortgage Company (the "Mortgage Company"). All significant intercompany accounts and transactions have been eliminated.
     CONCENTRATIONS OF CREDIT RISK -- The Company makes loans to individuals and small businesses for various personal and commercial purposes throughout South Carolina. The Company has a diversified loan portfolio and the borrowers' ability to repay their loans is not dependent upon any specific economic segment.
     SECURITIES -- Management determines the appropriate classification of securities at the time of purchase. Securities, primarily debt securities, are classified as trading securities, securities available for sale and securities held for investment, defined as follows:
          Trading securities are carried at market value. The Company's policy is to acquire trading securities only to facilitate their sale to customers. Adjustments for unrealized gains or losses are included in noninterest income.
          Securities available for sale are carried at market value. Such securities are used to execute asset/liability management strategy and to manage liquidity. Adjustments for unrealized gains or losses are made through the equity account.
          Securities held for investment are stated at cost, net of the amortization of premiums and the accretion of discounts. The Company intends to and has the ability to hold such securities until maturity.
          Gains or losses on the sale of securities are recognized on a specific identification, trade date basis.
     LOANS -- The Bank and the Savings Bank recognize interest on loans using the interest method. Income on certain installment loans is recognized using the "Rule of 78's" method. The results from the use of the "Rule of 78's" method are not materially different from those obtained by using the interest method. The recognition of interest income is discontinued when, in management's judgment, the interest is not collectible in the normal course of business.
     The premium or discount on purchased loans is amortized over the expected life of the loans and is included in interest and fees on loans.
     LOANS HELD FOR SALE -- Loans held for sale include mortgage loans and credit card loans and are carried at the lower of aggregate cost or market value.
     LOAN SALES AND SERVICING FEES -- Gains or losses on sales of loans are recognized at the time of sale and are determined by the difference between net sales proceeds and the carrying value of the loans sold. When loans are sold with servicing rights retained, additional gains or losses are realized if the actual servicing fees to be received differ from the normal servicing fees. Normal service fees are recognized as income in the period earned.
     Loan servicing rights purchased are recorded at lower of cost or market. The Company amortizes the estimated future reduction in the value of purchased and excess mortgage servicing rights based upon quarterly external valuations. Such valuations are projected using a discounted cash flow method that includes assumptions regarding prepayments, servicing costs and other factors. Impairment is measured on a disaggregated basis for each pool of rights.
     ALLOWANCE FOR LOAN LOSSES -- The allowance for loan losses is based on management's ongoing evaluation of the loan portfolio and reflects an amount that, in management's opinion, is adequate to absorb losses in the existing portfolio. In evaluating the portfolio, management takes into consideration numerous factors, including current economic conditions, prior loan loss experience, the composition of the loan portfolio, and management's estimate of anticipated credit losses. Loans are charged against the allowance at such time as they are determined to be losses. Subsequent recoveries are credited to the allowance. Management considers the year end allowance appropriate and adequate to cover possible losses in the loan portfolio; however, management's judgment is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required.
                                      10

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued
     PREMISES AND EQUIPMENT -- Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed over the estimated useful lives of the assets primarily using the straight-line method. Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful life of the improvement or the terms of the respective lease.
     Additions to premises and equipment and major replacements or improvements are capitalized at cost. Maintenance, repairs and minor replacements are expensed when incurred.
     INTANGIBLE ASSETS -- Intangible assets consist primarily of goodwill and core deposit premiums resulting from the Company's branch acquisitions. On an ongoing basis, the Company evaluates the carrying value of these intangible assets and charges to expense any difference between the carrying value and the estimated fair market value.
     Amortization for intangibles is generally provided by using the straight-line method over the estimated economic lives of the various assets, ranging from 9 to 25 years.
     During 1994, the Company reevaluated the estimated economic lives and amortization methods for its intangible assets. As a result of this reevaluation, core deposit intangibles are being amortized over 10 years (previously 15 years) using the sum-of-the-years' digits method (previously straight-line method). Goodwill is being amortized over 25 years (previously 15 years) using the straight-line method. The effect of this change is not significant.
     OTHER REAL ESTATE OWNED -- Other real estate owned, included in other assets, is comprised of real estate properties acquired in partial or total satisfaction of problem loans. The properties are recorded at the lower of cost or fair market value at the date acquired. Losses arising at the time of acquisition of such properties are charged against the allowance for loan losses. Subsequent write-downs that may be required to the carrying value of these properties are charged to other expenses. Gains and losses realized from the sale of other real estate owned are included in noninterest income.
     LOAN ORIGINATION FEES -- The Company accounts for loan origination and commitment fees and related direct costs in accordance with Statement of Financial Accounting Standards ("SFAS") 91, "Accounting for Non-refundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Origination fees received and direct costs incurred are amortized to interest income over the contractual lives of the loans, adjusted for repayments, using the level yield method. Loan commitment fees received to originate or purchase loans are offset against the direct costs incurred to make such commitments. The net amount is deferred and upon exercise is recognized over the life of the related loan as a yield adjustment. If the commitment expires unexercised, the net deferred amount is recognized.
     INCOME TAXES -- Effective January 1, 1992, the Company adopted the provisions of SFAS 109, "Accounting for Income Taxes." The pronouncement requires an asset and liability approach for financial accounting and reporting for income taxes. The adoption of SFAS 109 had no effect on the financial statements and, accordingly, is not presented as a change in an accounting principle.
     Certain items of income and expense (principally provision for loan losses and depreciation) are included in one reporting period for financial accounting purposes and another for income tax purposes. Provisions for deferred income taxes are made in recognition of such temporary differences. Rehabilitation investment tax credits are accounted for by the use of the flow-through method.
     RECLASSIFICATIONS -- Certain amounts for prior years have been reclassified to conform with statement presentations for 1994. These reclassifications have no affect on previously reported net income.
     STATEMENTS OF CASH FLOWS -- Cash includes currency and coin, cash items in process of collection and due from banks. Interest paid on deposits and short-term borrowings amounted to approximately $31,734,000, $24,326,000 and $24,857,000 in 1994, 1993 and 1992, respectively. Income tax payments of $2,868,000 were made in 1994, $2,059,000 in 1993 and $1,048,000 in 1992.
     RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS -- In May 1993, the Financial Accounting Standards Board ("FASB") issued SFAS 114, "Accounting by Creditors for Impairment of a Loan." SFAS 114 provides for the use of present value
                                      11

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued
accounting to determine the reserve for possible credit losses on certain loans, including loans that have been modified as part of a troubled debt restructuring. The impact of the new statement, effective for fiscal years beginning after December 15, 1994, has not yet been determined, but is not expected to have a material impact on the Company's financial position or results of operations.
     In October 1994, the FASB issued SFAS 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." SFAS 118 amends SFAS 114 in the areas of disclosure requirements and methods for recognizing interest income on an impaired loan. The Statement is effective concurrent with the effective date of SFAS 114.
     In May 1993, the FASB issued SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS 115 provides for the classification of investment securities into three categories -- trading, available for sale and held for investment. Trading and available for sale securities are reported at market value in the balance sheet with unrealized gains and losses to be reported in income (for trading securities) or shareholders' equity (for available for sale securities). The Company adopted SFAS 115 on January 1, 1994.
     The FASB has also issued an exposure draft, "Accounting for the Impairment of Long-Lived Assets," which proposes standards for the identification of long-lived assets, identifiable intangibles and goodwill that may need to be written down because of an entity's inability to recover the assets' carrying values. The periodic effect of the adoption of this standard on net income has not been fully determined. This proposed standard would apply for fiscal years beginning after December 15, 1994 with earlier application encouraged.
     In October 1994, the FASB issued SFAS 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." SFAS 119 requires disclosures about Derivative Financial Instruments. The Company has no such securities. SFAS 119 also amends SFAS 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk" and SFAS 107, "Disclosures about Fair Value of Financial Instruments" for certain disclosure requirements which have a minimal impact on the Company.
2. STATEMENT PRESENTATION
     The supplemental consolidated financial statements give retroactive effect to the pooling of interests merger of Aiken County National Bank ("Aiken County National") on April 10, 1995 and Midlands National Bank ("Midlands") on June 30, 1995 (see Note 5). As a result, the supplemental consolidated balance sheets as of December 31, 1994 and 1993, and the related supplemental consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994, are presented as if the combining companies had been consolidated for all periods presented. As required by generally accepted accounting principles, the supplemental consolidated financial statements will become the historical consolidated financial statements upon issuance of the consolidated financial statements for the period that includes the date of the acquisition. The supplemental consolidated statements of changes in shareholders' equity reflect the accounts of the Company as if the additional common stock had been issued during all the periods presented. The supplemental consolidated financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of the Company included in the Company's 1994 annual report on Form 10-K, of Aiken County National included in the Company's Form 8-K dated April 10, 1995 and of Midlands included in the Company's Form S-4.
3. SUBSEQUENT EVENTS
     On January 24, 1995, the Bank securitized approximately $100,000,000 of credit card receivables. This transaction was recorded as a sale in accordance with SFAS 77 "Reporting by Transferor for Transfer of Receivables with Recourse." Recourse obligations related to this transaction are not material. Excess servicing fees related to the securitization are recorded during the life of the transaction. The excess servicing fee is based upon the difference between finance charges received from the cardholder less the yield paid to investors, credit losses and a nominal servicing fee.
                                      12

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
4. RESTRUCTURING CHARGES
     During the fourth quarter of 1994, the Company announced a restructuring that initiated a program of credit card securitization, wrote down related intangible assets, and merged the Savings Bank into the Bank. Restructuring and nonrecurring charges related to this plan amounted to $12,214,000 pre-tax ($9,415,000 after-tax).
     The Company incurred credit card restructuring charges of $12,214,000 pre-tax ($8,410,000 after-tax) primarily from the write-down of intangible assets and charges associated with the origination of credit card accounts. As part of the merger of the Savings Bank into the Bank, the Company incurred income taxes of $1,005,000 due to the different tax treatment accorded the allowance for loan losses at the Savings Bank.
5. BUSINESS COMBINATIONS
     In March 1993, the Bank acquired certain assets and assumed certain liabilities of 13 South Carolina branches of Republic National Bank. The Bank acquired $31,239,000 in loans, $6,400,000 in premises and equipment, and $204,863,000 in deposit liabilities. The total premium paid for the acquisitions was approximately $6,929,000.
     On September 30, 1993, the Company acquired, for 60,000 shares of Convertible Preferred Stock Series 1993B ("Series 1993B Preferred Stock"), all of the outstanding stock of First Sun Mortgage Corporation, a South Carolina corporation which engaged in mortgage banking activities. The Company changed the name of First Sun Mortgage Corporation to Carolina First Mortgage Company. The value of the Series 1993B Preferred Stock on the date of acquisition was determined to be $1,200,000. Total cost of the acquisition in excess of the fair value of net assets acquired aggregated approximately $3,070,000.
     On December 31, 1993, the Bank acquired certain assets and assumed certain liabilities of three Columbia, South Carolina branches of Bay Savings Bank, F.S.B. (formerly Omni Savings Bank, F.S.B.). The Bank assumed deposit liabilities of $38,489,000 and acquired $143,000 in loans. The total premium paid for the acquisition was approximately $1,068,000.
     On April 29, 1994, the Bank purchased the insured deposits of Citadel Federal Savings and Loan Association ("Citadel Federal") from the Resolution Trust Corporation, as receiver for Citadel Federal. This acquisition resulted in the acquisition of one branch office in Charleston, South Carolina, with deposits of approximately $5,849,000, on which a premium of approximately $533,000 was paid.
     On May 2, 1994, the Bank and the Savings Bank acquired six branches from Republic National Bank. The acquired branches are located in Columbia, Edgefield, Johnston, Bennettsville, Lake City and McColl. In addition, the Bank acquired only the deposits and select loans from Republic National Bank's main office branch in Columbia. With this transaction, the Bank and the Savings Bank acquired loans of approximately $37,511,000 and deposits of about $135,326,000, on which a premium of approximately $5,400,000 was paid.
     The above acquisitions were accounted for under the purchase method of accounting. The results of operations of the above acquisitions have been included in the consolidated financial statements since the acquisition date.
     On October 13, 1994, the Bank entered into a definitive agreement with Aiken County National for the merger of Aiken County National into the Bank. The Bank acquired all the outstanding common shares of Aiken County National in exchange for 475,291 (adjusted for the 5% stock dividend) shares of the Company's common stock. At December 31, 1994, Aiken County National had assets of approximately $42 million, loans of $29 million and deposits of $38 million. The Aiken County National merger was consummated on April 10, 1995 and accounted for as a pooling of interests. The Company's historical financial statements have been restated herein for the Aiken County National merger.
     On November 14, 1994, the Bank entered into a definitive agreement with Midlands for the merger of Midlands into the Bank. The Bank acquired all the outstanding common shares of Midlands in exchange for 614,216 (adjusted for the 5% stock dividend) shares of the Company's common stock. At December 31, 1994, Midlands had assets of approximately $43 million, loans of $28 million and deposits of $39 million. The Midland's merger was consummated on June 30, 1995 and accounted for as a pooling of interests. The Company's historical financial statements have been restated herein for the Midlands merger.
                                      13

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
5. BUSINESS COMBINATIONS -- Continued
     The Company applied for and received regulatory approval to merge the Savings Bank into the Bank. This merger was completed February 3, 1995.
6. RESTRICTIONS ON CASH AND DUE FROM BANKS
     The Bank is required to maintain average reserve balances with the Federal Reserve Bank based upon a percentage of deposits. The average amounts of these reserve balances for the years ended December 31, 1994 and 1993, were approximately $6,927,000 and $4,853,000, respectively.
7. SECURITIES
     The aggregate book and market values of securities at December 31 were as follows:

                                                                                                         1994
                                                                                         BOOK      GROSS UNREALIZED      MARKET
                                                                                        VALUE     GAINS      LOSSES       VALUE
                                                                                                   ($ IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:
U.S. treasury securities............................................................   $ 27,213   $--        $  679      $26,534
Obligations of U.S. government agencies and corporations............................     27,512    --           633       26,879
Other securities....................................................................      5,833    --           168        5,665
Total securities available for sale.................................................   $ 60,558   $--        $1,480      $59,078
SECURITIES HELD FOR INVESTMENT:
U.S. treasury securities............................................................   $  6,189   $--        $  537      $ 5,652
Obligations of U.S. government agencies and corporations............................     42,936    --         1,852       41,084
Obligations of states and political subdivisions....................................     21,086      19       1,074       20,031
Other securities....................................................................         53    --            --           53
Total securities held for investment................................................   $ 70,264   $  19      $3,463      $66,820
                                                                                                         1993
                                                                                         BOOK      GROSS UNREALIZED      MARKET
                                                                                        VALUE     GAINS      LOSSES       VALUE
                                                                                                   ($ IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:
U.S. treasury securities............................................................   $ 11,521   $  12      $   10      $11,523
Obligations of U.S. government agencies and corporations............................     51,353      61          57       51,357
Other securities....................................................................      1,997    --             6        1,991
Total securities available for sale.................................................   $ 64,871   $  73      $   73      $64,871
SECURITIES HELD FOR INVESTMENT:
U.S. treasury securities............................................................   $  8,906   $  86      $   12      $ 8,980
Obligations of U.S. government agencies and corporations............................     37,636     288          33       37,891
Obligations of states and political subdivisions....................................     11,907     240          14       12,133
Other securities....................................................................      6,043      31           1        6,073
Total securities held for investment................................................   $ 64,492   $ 645      $   60      $65,077

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
7. SECURITIES -- Continued
     The book value and estimated market value of debt securities at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Market value of securities was determined using quoted market prices.

                                                                                                           BOOK       MARKET
                                                                                                           VALUE       VALUE
                                                                                                           ($ IN THOUSANDS)
Due in one year or less...............................................................................   $  47,241   $  46,168
Due after one year through five years.................................................................      62,784      59,863
Due after five years through ten years................................................................       9,750       9,196
Due after ten years...................................................................................      11,047      10,671
Total securities......................................................................................   $ 130,822   $ 125,898

     Gross realized gains and losses on sales of securities were:

                                                                                                         1994    1993    1992
                                                                                                           ($ IN THOUSANDS)
Gross realized gains..................................................................................   $252    $973    $729
Gross realized losses.................................................................................   (177)   (293)    (96)
Net gain on sale of securities........................................................................   $ 75    $680    $633

     The change in the net unrealized loss on securities available for sale for the year ended December 31, 1994 was $1,000,000, net of applicable income taxes of $480,000. Securities with an approximate book value of $92,427,000 and $89,730,000 at December 31, 1994 and 1993, respectively, were pledged to secure public deposits and for other purposes. Estimated market values of securities pledged were $88,438,000 and $90,472,000 at December 31, 1994 and 1993,
respectively.
8. LOANS AND ALLOWANCE FOR LOAN LOSSES
     The following is a summary of loans outstanding by category at December 31:

                                                                                                           1994        1993
                                                                                                           ($ IN THOUSANDS)
Real estate -- mortgage...............................................................................   $206,980    $157,460
Real estate -- construction...........................................................................     24,039      22,752
Commercial and industrial.............................................................................    179,876     137,340
Commercial and industrial secured by real estate......................................................    275,083     157,528
Loans to individuals for household, family and other personal expenditures............................    161,352     141,558
Loans held for sale...................................................................................     71,695       7,700
All other loans, including overdrafts.................................................................      4,916       1,535
Gross loans...........................................................................................    923,941     625,873
Less unearned income..................................................................................       (873)     (2,227)
Less allowance for loan losses........................................................................     (6,002)     (6,679)
Net loans.............................................................................................   $917,066    $616,967

     Directors, executive officers and associates of such persons were customers of and had transactions with the Company in the ordinary course of business. Included in such transactions are outstanding loans and commitments, all of which were made under normal credit terms and did not involve more than normal risk of collection. The aggregate dollar amount of these loans was approximately $11,135,000 and $11,852,000 at December 31, 1994 and 1993, respectively. During
1994, new loans of approximately $4,965,000 were made, and payments totaled approximately $5,682,000.
                                      15

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
8. LOANS AND ALLOWANCE FOR LOAN LOSSES -- Continued
     At December 31, 1994 and 1993, loans included $2,051,000 and $2,487,000, respectively, on which interest was not being accrued. At December 31, 1994, loans included $675,000 in restructured loans. Foregone interest income was approximately $220,000 in 1994, $561,000 in 1993 and $454,000 in 1992.
Foreclosure loans included in other real estate owned amounted to $869,000 and $1,466,000 at December 31, 1994 and 1993, respectively.
     Transactions in the allowance for loan losses were:

                                                                                                  1994       1993       1992
                                                                                                       ($ IN THOUSANDS)
Balance at beginning of year..................................................................   $ 6,679    $ 5,276    $ 4,519
Valuation allowance for loans purchased.......................................................     1,077      1,811        255
Provision for loan losses.....................................................................     1,197      1,106      2,318
Recoveries on loans previously charged off....................................................       140         65         93
Loans charged off.............................................................................    (3,091)    (1,579)    (1,909)
Balance at end of year........................................................................   $ 6,002    $ 6,679    $ 5,276

9. PREMISES AND EQUIPMENT
     Premises and equipment at December 31 are summarized as follows:

                                                                                                            1994       1993
                                                                                                            ($ IN THOUSANDS)
Land....................................................................................................   $ 5,699    $ 4,996
Buildings...............................................................................................    20,599     15,198
Furniture, fixtures and equipment.......................................................................    16,910     12,822
Leasehold improvements..................................................................................     6,469      5,872
Construction in progress................................................................................       420        712
                                                                                                            50,097     39,600
Less accumulated depreciation and amortization..........................................................   (10,274)    (7,820)
                                                                                                           $39,823    $31,780

     Depreciation and amortization charged to operations totaled $2,756,000, $1,965,000 and $1,602,000 in 1994, 1993 and 1992, respectively.
     At December 31, 1994, approximately $2,145,000 of land and buildings is pledged as collateral for long-term debt obligations (Note 16).
10. INTANGIBLE ASSETS
     Intangible assets, net of accumulated amortization, at December 31 are included in other assets and summarized as follows:

                                                                                     1994       1993
                                                                                    ($ IN THOUSANDS)
Goodwill........................................................................   $  9,123   $  5,791
Core deposit premium............................................................     11,125      8,820
Credit card premium.............................................................        345      2,244
                                                                                   $ 20,593   $ 16,855

     Goodwill arising from acquisitions is being amortized on a straight-line basis over 25 years. Core deposit premiums are being amortized using the sum-of-the-years' digits method over 10 years. Credit card premiums are amortized over their estimated useful economic lives primarily over nine years. Goodwill, core deposit and credit card premium amortization
                                      16

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
10. INTANGIBLE ASSETS -- Continued
charged to operations was $2,485,000, $902,000 and $462,000 for the years ended December 31, 1994, 1993 and 1992, respectively.
11. MORTGAGE OPERATIONS
     Purchased servicing rights and excess servicing rights derived from the sale of loans which are included in other assets at December 31 are summarized as follows:

                                                                                       1994      1993
                                                                                      ($ IN THOUSANDS)
Purchased servicing rights.........................................................    $8,655   $ 3,334
Excess servicing rights............................................................        34        54

     The Company paid $6,665,000 for servicing rights to approximately $222,697,000 of loans in 1994. The amortization of purchased and excess servicing rights included in loan servicing fees amounted to $908,000, $636,000, and $35,000 for the years ended December 31, 1994, 1993 and 1992, respectively.
     Mortgage banking income includes origination fees of $954,000, $1,051,000 and $778,000 in 1994, 1993 and 1992, respectively, and gains from the sale of mortgage loans of $112,000, $509,000 and $496,000 in 1994, 1993 and 1992,
respectively.
12. DEPOSITS
     Certificates of deposit in excess of $100,000 totaled $135,865,000 and $120,774,000 at December 31, 1994 and 1993, respectively.
13. INCOME TAXES
     Income tax expense (benefit) for the years ended December 31 consists of the following:

                                                                                                     1994      1993      1992
                                                                                                         ($ IN THOUSANDS)
Currently payable (refundable):
  Federal.........................................................................................   $(162)   $2,253    $1,369
  State...........................................................................................     174       253        86
  Total...........................................................................................      12     2,506     1,455
Deferred..........................................................................................     178      (201)     (271)
                                                                                                     $ 190    $2,305    $1,184

     The sources of temporary differences and the resulting deferred taxes for the years ended December 31 are as follows:

                                                                                                      1994      1993     1992
                                                                                                         ($ IN THOUSANDS)
Provision for loan losses in excess of amount deductible for taxes................................   $(1,664)   $(261)   $(311)
Accretion and FHLB dividends......................................................................       (27)     (23)     (24)
Tax depreciation in excess of book depreciation...................................................      (193)      44       26
Restructuring charges.............................................................................     2,131       --       --
Amortization......................................................................................       (65)      --       --
Other, net........................................................................................        (4)      39       38
                                                                                                     $   178    $(201)   $(271)

     Deferred taxes of $962,000 and $1,060,000 are included in other assets on the balance sheets at December 31, 1994 and 1993, respectively. There is no valuation allowance related to deferred tax assets.
                                      17

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
13. INCOME TAXES -- Continued
     Income taxes are different than tax expense computed by applying the statutory federal income tax rate, 34%, to income before income taxes. The reasons for these differences are as follows:

                                                                                                     1994      1993      1992
                                                                                                         ($ IN THOUSANDS)
Tax expense (benefit) at statutory rate..........................................................   $ (527)   $2,626    $1,308
Differences resulting from:
  Rehabilitation tax credit......................................................................     (150)      (60)      (68)
  Effect of Savings Bank merger..................................................................    1,005        --        --
  Benefit of net operating loss carryforward.....................................................       68      (102)       --
  State tax net of federal benefit...............................................................       69       171        58
  Nontaxable interest............................................................................     (227)     (176)      (89)
  Other, net.....................................................................................      (48)     (154)      (25)
                                                                                                    $  190    $2,305    $1,184

     There are no significant pending assessments from taxing authorities regarding taxation issues at the Company or its subsidiaries.
14. BORROWED FUNDS
     Federal funds purchased mature overnight and carried a rate of 5.58%, 2.99% and 2.94% at December 31, 1994, 1993 and 1992, respectively.
     Securities sold under repurchase agreements mature overnight and carried a rate of 5.23%, 2.74% and 2.69% at December 31, 1994, 1993 and 1992,
respectively.
     Advances from the Federal Home Loan Bank ("FHLB") mature daily and carried a rate of 6.03% at December 31, 1994. Total loans pledged to the FHLB for advances at December 31, 1994 were $138,114,000.
     Following is a summary of short-term borrowings at December 31:

                                                                                                 1994       1993       1992
                                                                                                      ($ IN THOUSANDS)
Federal funds purchased.....................................................................   $ 16,000    $   400    $ 1,145
Securities sold under repurchase agreements.................................................     17,986     16,325      1,392
Advances from the FHLB......................................................................     72,000         --         --
                                                                                               $105,986    $16,725    $ 2,537
Maximum amount outstanding at any month end:
  Federal funds purchased and securities sold under repurchase agreements...................   $ 33,986    $23,278    $ 8,520
  Advances from the FHLB....................................................................     72,000     15,550     12,000
  Aggregate short-term borrowings...........................................................    105,986     32,767     17,963
Average amount outstanding..................................................................     41,362     14,023      2,290
Interest rate at year end...................................................................       5.84%      2.75%      2.80%
Average interest rate during year...........................................................       3.96%      3.05%      5.55%

15. UNUSED LINES OF CREDIT
     At December 31, 1994, the Bank had unused short-term lines of credit to purchase federal funds from unrelated banks totaling $20,250,000. These lines of credit are available on a one-to-ten day basis for general corporate purposes of the Bank. All of the lenders have reserved the right to withdraw these lines at their option.
     At December 31, 1994, the Savings Bank had an unused line of credit with the FHLB of Atlanta totaling $33,000,000.
                                      18

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
16. LONG-TERM DEBT
     At December 31, 1994 and 1993, long-term debt consisted of a mortgage note payable of $1,088,000 and $1,092,000, respectively. The note bears interest at 11% per annum with current annual payments of approximately $125,000. Long-term debt also consisted of a note payable totaling $125,920 and $175,920, respectively, representing the Company's guarantee of borrowings from a bank by the ESOP (see Note 28). The note bears interest, which is payable annually, at a variable rate which approximates 90% of the prime interest rate. Annual principal payments are $50,000 until the note is repaid. Future payments due on long-term debt and capital leases are as follows:

($ IN THOUSANDS)
1995.................................................................   $    73
1996.................................................................        67
1997.................................................................        28
1998.................................................................        28
1999.................................................................        28
Thereafter...........................................................     1,026
                                                                        $ 1,250

17. COMMITMENTS AND CONTINGENT LIABILITIES
     The Company has, from time to time, various lawsuits and claims arising from the conduct of its business. Such items are not expected to have any material adverse effect on the financial position or results of operations of the Company.
     On October 31, 1994, JW Charles Clearing Corp. filed a lawsuit against the Bank in the Court of Common Pleas in Lexington County, South Carolina. Such action, in general, claims that the Bank improperly paid approximately $600,000 in checks to Harold McCarley and/or McCarley and Associates, Inc. The complaint seeks actual and punitive damages in an amount to be determined by a jury, plus interest on the damages and other costs. The Bank has answered the complaint and plans to vigorously defend such complaint. The Bank believes that there are valid defenses available to it. In connection with the litigation, the Bank also expects to make a claim under insurance policies for any losses it may suffer which, if determined to cover the loss, could pay for substantially all of the actual damages, if any, determined to be appropriate by a jury. However, no assurance can be given at this time regarding whether it will be determined that any losses suffered in this litigation will be covered by the insurance policy. Furthermore, the Company is not in a position at this time to assess the likely outcome of the litigation or any damages for which it may become liable.
18. LEASE COMMITMENTS
     Approximate minimum rental payments under noncancelable operating leases at December 31, 1994 are as follows:

($ IN THOUSANDS)
1995.................................................................   $ 1,273
1996.................................................................     1,220
1997.................................................................     1,047
1998.................................................................       916
1999.................................................................       902
Thereafter...........................................................     4,348
                                                                        $ 9,706

     Leases on premises have options for extensions under substantially the same terms as in the original lease period with certain rate escalations. Lease payments charged to expense totaled $1,138,000, $714,000 and $405,000 in 1994, 1993 and 1992, respectively. The leases provide that the lessee pay property taxes, insurance and maintenance cost.
                                      19

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
19. PREFERRED STOCK
     On April 15, 1994, the Company issued 920,000 shares of 7.32% Noncumulative Convertible Preferred Stock Series 1994 ("Series 1994 Preferred Stock"), which raised $21,444,000 in equity. Dividends on the Series 1994 Preferred Stock will be payable quarterly, when, as, and if declared by the Board of Directors, at an annual rate of $1.83 per share. Dividends on the Series 1994 Preferred Stock are not cumulative. To date, all regular quarterly dividends have been paid. A Series 1994 Preferred Stock share may be converted at the option of the holder into 1.8828 shares of common stock or a conversion price of $13.28 per share of common stock. The Company, at its option, may redeem the Series 1994 Preferred Stock at any time after July 1, 1994. However, the Series 1994 Preferred Stock may not be redeemed prior to July 1, 1997, unless the average of the last reported sale price of the Company's common stock for 20 consecutive business days ending within 5 business days of the date of the notice of redemption has been at least 125% of the conversion price. Dividends paid or declared on the Series 1994 Preferred Stock during 1994 were $1,194,000.
     On March 5, 1993, the Company issued 621,000 shares of 7.50% Noncumulative Convertible Preferred Stock Series 1993 ("Series 1993 Preferred Stock"), which raised $14,462,000 in equity. Dividends on the Series 1993 Preferred Stock are payable quarterly, if declared by the Board of Directors, at an annual rate of $1.875 per share. Dividends on the Series 1993 Preferred Stock are not cumulative. To date, all regular quarterly dividends have been paid. A Series 1993 Preferred Stock share may be converted at the option of the holder into
2.0132 shares of common stock, or a conversion price of $12.42 per share of common stock. The Company, at its option, may redeem the Series 1993 Preferred Stock at any time after July 1, 1993. However, the Series 1993 Preferred Stock may not be redeemed prior to July 1, 1996, unless the average of the last reported sale price of the Company's common stock for 20 consecutive business days ending within 5 business days of the date of the notice of redemption has been at least 125% of the conversion price. Dividends paid or declared on the Series 1993 Preferred Stock during 1994 were $1,164,000.
     On November 1, 1993, the Company announced the redemption of the 8.32% Cumulative Convertible Preferred Stock Series 1992 ("Series 1992 Preferred Stock"). The redemption date was December 31, 1993. Of the 460,000 shares of Series 1992 Preferred Stock outstanding, holders of 456,634 shares elected to convert into common stock. Consequently, the Company issued 1,089,674 shares of $1.00 par value common stock.
     On September 30, 1993, the Company issued 60,000 shares of Series 1993B Preferred Stock in exchange for all the outstanding common stock of the Mortgage Company, formerly First Sun Mortgage Corporation. The value of the Series 1993B Preferred Stock on the date of the acquisition was determined to be $1,200,000. The Series 1993B Preferred Stock has a liquidation value of $20.00 per share and provides for cumulative quarterly cash dividends of $0.3125 per share. Each share of Series 1993B Preferred Stock is convertible into 1.8375 shares of common stock. There is currently no market for the Series 1993B Preferred Stock, and it is not expected that any market for such class of stock will develop. Dividends paid or declared on the Series 1993B Preferred Stock were $75,000.
20. PER SHARE INFORMATION
     The Company's Board of Directors declared a five percent common stock dividend issuable on May 16, 1994, to common shareholders of record on April 29, 1994. Per share data have been restated to reflect this dividend. Per share data have also been restated for the five percent common stock dividend issuable on August 15, 1995 to common shareholders of record on August 1, 1995 (see Note 3).
21. RESTRICTION OF DIVIDENDS
     The ability of the Company to pay cash dividends over the long term is dependent upon receiving cash in the form of dividends from the Bank. South Carolina's banking regulations restrict the amount of dividends that can be paid. All dividends paid from the Bank are subject to the prior approval of the Commissioner of Banking and payable only from the retained earnings of the Bank. At December 31, 1994, the Bank's retained earnings were $5,169,000.
     After the merger of the Bank and Savings Bank in February 1995, the retained earnings of the Savings Bank will be available to pay dividends to the Company. At December 31, 1994, the Savings Bank's retained earnings were $8,370,000.
                                      20

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
22. STOCK OPTION AND RESTRICTED STOCK PLANS
     The Company maintains an Incentive Stock Option Plan and a Restricted Stock Awards Plan. Under these plans, shares of the Company's common stock are granted to key employees.
     At the 1994 Annual Meeting, the number of shares available for grants was increased to 551,250. Under the terms of the plan, the option price must not be less than the fair market value of the stock at the date of grant. Options are exercisable ratably (on a cumulative basis), twenty percent twelve months after the date of grant, and twenty percent at the end of each twelve month period thereafter. All options granted under the plan must be exercised within a period not to exceed ten years from the date of grant.
     The following is a summary of the activity under the Company's Incentive Stock Option Plan for the years 1994 and 1993. The information has been adjusted for the 5% stock dividends.

                                                                                      1994                       1993
                                                                                        OPTION PRICE               OPTION PRICE
                                                                             SHARES      PER SHARE      SHARES      PER SHARE
Outstanding, January 1....................................................    64,663    $ 5.77/10.91     54,120    $ 5.77/10.91
Granted...................................................................    28,298           14.17     18,412           11.46
Cancelled.................................................................        --              --      3,311      8.43/11.46
Exercised.................................................................       148      8.96/11.46      4,558            6.27
Outstanding, December 31..................................................    92,813      5.77/14.17     64,663      5.77/11.46
Exercisable, December 31..................................................    41,645      5.77/11.46     33,516      5.77/10.91
Available for grant, December 31..........................................   420,020                    178,487

     All shares granted under the Restricted Stock Plan are subject to restrictions as to continuous employment for a specified time period following the date of grant. During this period the holder is entitled to full voting rights and dividends. At December 31, 1994, there were 105,503 shares of restricted stock outstanding. Deferred compensation representing the fair market value of the stock at the date of grant is being amortized over a five-year vesting period, with $236,000 charged to expense in 1994, $163,000 in 1993 and $97,000 in 1992.
     At the 1994 Annual Meeting, a Directors' Stock Option Plan was established. On May 2, 1994, grants for 16,800 shares at an option price of $11.79 per share were issued.
23. STOCK WARRANTS
     Midlands had non-transferable stock warrants outstanding at December 31, 1994 and 1993. The exercise price of the warrants is $5.77 per share, and warrants are exercisable at any time until their expiration on December 7, 1998. The total number of shares that could be purchased with these warrants was 160,256 at the end of 1994 and 1993.
24. EMPLOYEE CONTRACTS
     The employee contracts for two of Midland's employees provided for the granting of options to those employees to purchase up to 36,854 shares of the Company's common stock at an exercise price equal to the book value per share as of the end of the calendar quarter preceding the awarding of the options, but not less than $5.77 per share. All options granted under the employment agreements expire seven years from the date of award. As of December 31, 1994 and 1993, those employees had earned options to purchase at any time, 12,285 shares at a price of $5.77 per share with an expiration date of December 31, 1995, and 24,569 shares at a price of $6.41 per share with an expiration date of November 30, 2000.
25. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
     In the normal course of business, to meet the financing needs of its customers, the Company is a party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit, standby letters of credit, repurchase agreements and documentary letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial position.
                                      21

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
25. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK -- Continued
     The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
     Commitments to extend credit are agreements to lend as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation.
     At December 31, 1994, the Company had executed simultaneous repurchase/reverse repurchase transactions with customers with total principal amounts of approximately $233,400,000 which are not reflected in the accompanying statement of financial position.
     The total portfolio of loans serviced or sub-serviced for non-affiliated parties at December 31, 1994, was $704,869,000.
26. RELATED PARTY TRANSACTIONS
     The Bank leases a Greenville office from a partnership; one of the partners is a director of the Bank and the Company. Under the terms of this lease, which extends to 2001, the Bank made payments totaling $82,000 in both 1994 and 1993. The Bank leases land, on which it has constructed a branch, from a company of which a director is an officer. Under the terms of the lease, which extends to 2009, the Bank made $56,000 in payments in 1994, 1993 and 1992, respectively. The Savings Bank leases the land, on which an office is constructed, from the wife of a director. Under the terms of this lease, which extends to 2018, the Savings Bank made $25,000 in payments in 1994, 1993 and 1992. These leases were made on terms comparable to those which would have been obtained between unrelated parties.
27. CORRECTION OF AN ERROR
     The accompanying financial statements for 1992 have been restated to correct an error. Unrealized losses on securities available for sale were charged to shareholders' equity instead of being charged to income as stated in the Company's policy of accounting for such securities at the lower of cost or market. The effect of the restatement was to decrease net income for 1992 by $199,000 ($.04 per average common share).
28. EMPLOYEE BENEFIT PLANS
     The Company maintains the Carolina First Salary Reduction Plan and Trust ("the Plan") for all eligible employees of the Bank, the Savings Bank and the Mortgage Company. Upon ongoing approval of the Board of Directors, the Company matches employee contributions equal to four percent of compensation subject to certain adjustments and limitations. Contributions of $458,000, $301,000 and $180,000 were charged to operations in 1994, 1993 and 1992, respectively.
     The Company maintains the Carolina First Employee Stock Ownership Plan ("ESOP") for all eligible employees. Contributions are at the discretion of, and determined annually by, the Board of Directors, and may not exceed the maximum amount deductible under the applicable section of the Internal Revenue Code. For the years ended December 31, 1994, 1993 and 1992, contributions of $813,000, $401,000 and $275,000, respectively, were charged to operations.
     The ESOP has a loan used to acquire shares of stock of the Company. Such stock is pledged as collateral for the loan. In accordance with the requirements of the AICPA Statement of Position 76-3 and 93-6, the Company presents the outstanding loan amount as other borrowed money and as a reduction of shareholders' equity in the accompanying consolidated balance sheets (Note 16). Company contributions to the ESOP are the primary source of funds used to service the debt.
                                      22

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
29. NONINTEREST EXPENSES
     The significant components of sundry noninterest expenses for the years ended December 31 are presented below:

                                                                                                  1994       1993       1992
                                                                                                       ($ IN THOUSANDS)
Noninterest expenses -- Sundry:
Federal deposit insurance premiums............................................................   $ 2,114    $ 1,605    $1,097
Credit card processing fees...................................................................     1,506        909       603
Intangibles amortization......................................................................     2,485        902       462
Stationery, supplies and printing.............................................................     1,223        904       632
Telephone.....................................................................................       940        586       316
Postage.......................................................................................       861        564       318
Advertising...................................................................................       959        434       556
Other.........................................................................................     6,038      5,017     3,415
                                                                                                 $16,126    $10,921    $7,399

30. PARENT COMPANY FINANCIAL INFORMATION
     The following is condensed financial information of Carolina First Corporation (Parent Company only):
                            CONDENSED BALANCE SHEETS

                                                                                                              DECEMBER 31,
                                                                                                            1994       1993
                                                                                                            ($ IN THOUSANDS)
ASSETS
Cash....................................................................................................   $   298    $   828
Investment in Subsidiaries:
  Bank..................................................................................................    62,679     53,376
  Savings Bank..........................................................................................    15,404     13,700
  Mortgage Company......................................................................................     1,640      1,877
Total investment in subsidiaries........................................................................    79,723     68,953
Receivable from subsidiaries............................................................................        76          7
Premises and equipment..................................................................................       363         --
Other investments.......................................................................................     1,439        959
Other assets............................................................................................     5,310        391
                                                                                                           $87,209    $71,138
LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued expenses and other liabilities..................................................................   $   601    $   547
Long-term debt..........................................................................................       126        176
Shareholders' equity....................................................................................    86,482     70,415
                                                                                                           $87,209    $71,138

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
30. PARENT COMPANY FINANCIAL INFORMATION -- Continued
                         CONDENSED STATEMENTS OF INCOME

                                                                                                       FOR THE YEARS ENDED
                                                                                                          DECEMBER 31,
                                                                                                    1994       1993      1992
                                                                                                        ($ IN THOUSANDS)
INCOME
Dividends
  Bank subsidiary...............................................................................   $   200    $  700    $  350
  Savings Bank subsidiary.......................................................................       300       700       300
Interest, Bank..................................................................................        98        73        97
Sundry..........................................................................................       181       217       227
                                                                                                       779     1,690       974
EXPENSES
Interest on borrowed funds......................................................................        10        --         5
Deferred compensation...........................................................................       236       163        97
Shareholder communications......................................................................       287       203       152
Sundry..........................................................................................     1,020       417       253
                                                                                                     1,553       783       507
Income (loss) before taxes and equity in undistributed net income of subsidiaries...............      (774)      907       467
Income tax benefits.............................................................................       680       173        58
Equity in undistributed net income of subsidiaries..............................................    (1,646)    4,338     1,941
Net income (loss)...............................................................................   $(1,740)   $5,418    $2,466

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
30. PARENT COMPANY FINANCIAL INFORMATION -- Continued
                       CONDENSED STATEMENTS OF CASH FLOW

                                                                                                      FOR THE YEARS ENDED
                                                                                                         DECEMBER 31,
                                                                                                  1994       1993       1992
                                                                                                       ($ IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss).............................................................................   $(1,740)   $ 5,418    $ 2,466
Adjustments to reconcile net income (loss) to net cash provided by (used for) operations
Equity in undistributed earnings of subsidiaries..............................................     1,646     (4,338)    (1,941)
Depreciation..................................................................................        18         15         14
Increase (decrease) in other liabilities......................................................        54       (190)       204
Decrease (increase) in other assets...........................................................    (4,919)       (45)       117
Net cash provided by (used for) operating activities..........................................    (4,941)       860        860
INVESTING ACTIVITIES
Investment in Bank subsidiary.................................................................   (13,000)   (15,000)    (7,000)
Investment in Savings Bank subsidiary.........................................................    (1,000)        --         --
Investment in Mortgage Company................................................................        --       (350)        --
Loans to subsidiary...........................................................................        --       (212)        --
Increase in other investments.................................................................      (480)      (348)      (580)
Sale of fixed assets..........................................................................      (381)       230         --
Net cash used for investing activities........................................................   (14,861)   (15,680)    (7,580)
FINANCING ACTIVITIES
Decrease in notes payable.....................................................................        --         --       (250)
Exercise of stock options.....................................................................        --         30         --
Net proceeds from sale of Preferred stock.....................................................    21,444     14,462     10,319
Redemption of Preferred stock.................................................................        --        (92)        --
Cash dividend on Preferred stock..............................................................    (2,936)    (1,777)      (385)
Other.........................................................................................       764         --         --
Net cash provided by financing activities.....................................................    19,272     12,623      9,684
Net change in cash and due from banks.........................................................      (530)    (2,197)     2,964
Cash at beginning of year.....................................................................       828      3,025         61
Cash at end of year...........................................................................   $   298    $   828    $ 3,025

     Non-cash investing activities during 1994 amounted to approximately $15,114,000 which included the issuance of 475,291 shares of the Company's common stock in exchange for all the outstanding common stock of Aiken County National and 614,216 shares of the Company's common stock in exchange for all the outstanding common stock of Midlands.
                                      25

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
31. QUARTERLY OPERATING RESULTS (UNAUDITED)
     The following is a summary of the unaudited consolidated quarterly results of the Company and its subsidiaries for the years ended December 31:

                                                                                 FIRST QUARTER             SECOND QUARTER
                                                                               1994         1993         1994         1993
                                                                                   ($ IN THOUSANDS, EXCEPT SHARE DATA)
Interest income...........................................................   $  15,204    $  11,557    $  18,433    $  13,969
Interest expense..........................................................       6,630        5,469        7,394        6,378
Net interest income.......................................................       8,574        6,088       11,039        7,591
Provision for loan losses.................................................          38          334          204          354
Net interest income after provision for loan losses.......................       8,536        5,754       10,835        7,237
Noninterest income........................................................       2,096        1,203        2,109        1,673
Noninterest expenses......................................................       8,516        5,383       10,133        6,933
Income before taxes.......................................................       2,116        1,574        2,811        1,977
Income taxes..............................................................         540          567          880          679
Net income................................................................       1,576        1,007        1,931        1,298
Dividends on preferred stock..............................................         310          239          661          612
Net income applicable to common shareholders..............................   $   1,266    $     768    $   1,270    $     686
Earnings per common share*................................................   $    0.22    $    0.17    $    0.22    $    0.15
Average number of outstanding common shares*..............................   5,813,190    4,563,031    5,829,209    4,565,244
                                                                                 THIRD QUARTER             FOURTH QUARTER
                                                                               1994         1993         1994         1993
Interest income...........................................................   $  20,796    $  14,595    $  23,540    $  14,845
Interest expense..........................................................       8,820        6,380        9,665        6,380
Net interest income.......................................................      11,976        8,215       13,875        8,465
Provision for loan losses.................................................         275          363          680           55
Net interest income after provision for loan losses.......................      11,701        7,852       13,195        8,410
Noninterest income........................................................       2,399        1,723        1,622        2,166
Noninterest expenses......................................................      10,876        7,614       24,518        8,365
Income (loss) before taxes................................................       3,224        1,961       (9,701)       2,211
Income taxes..............................................................       1,020          439       (2,250)         620
Net income (loss).........................................................       2,204        1,522       (7,451)       1,591
Dividends on preferred stock..............................................         731          530          731          549
Net income (loss) applicable to common shareholders.......................   $   1,473    $     992    $  (8,182)   $   1,042
Earnings (loss) per common share*.........................................   $    0.25    $    0.22    $   (1.39)   $    0.22
Average number of outstanding common shares*..............................   5,834,968    4,581,396    5,869,591    4,645,131

*Per share data have been restated to reflect the 5% stock dividends.
32. FAIR VALUE OF FINANCIAL INSTRUMENTS
     SFAS 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of fair value information, whether or not recognized in the statement of financial position, when it is practicable to estimate the fair value. SFAS 107 defines a financial instrument as cash, evidence of an ownership interest in an entity or contractual obligations which require
                                      26

                  CAROLINA FIRST CORPORATION AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
32. FAIR VALUE OF FINANCIAL INSTRUMENTS -- Continued the exchange of cash of other financial instruments. Certain items are specifically excluded from the disclosure requirements, including the Company's Common and Preferred stock, premises and equipment and other assets and liabilities.
     Fair value approximates book value for the following financial instruments due to the short-term nature of the instrument: cash and due from banks, federal funds sold and securities purchased under resale agreements, federal funds purchased and securities sold under repurchase agreements, and other short-term borrowings.
     Fair value for variable rate loans that reprice frequently and for loans that mature in less than one year is based on the carrying value. Fair value for mortgage loans, consumer loans and all other loans (primarily commercial and industrial loans) is based on the discounted present value of the estimated future cash flows. Discount rates used in these computations approximate the rates currently offered for similar loans of comparable terms and credit quality.
     Fair value for demand deposit accounts and interest-bearing accounts with no fixed maturity date is equal to the carrying value. Certificate of deposit accounts maturing during 1995 are valued at their carrying value. Certificate of deposit accounts maturing after 1995 are estimated by discounting cash flows from expected maturities using current interest rates on similar instruments.
     Fair value for long-term debt is based on discounted cash flows using the Company's current incremental borrowing rate. Investment securities are valued using quoted market prices. Fair value for the Company's off-balance-sheet financial instruments is based on the discounted present value of the estimated future cash flows. Discount rates used in these computations approximate rates currently offered for similar loans of comparable terms and credit quality.
     The Company has used management's best estimate of fair value based on the above assumptions. Thus, the fair values presented may not be the amounts which could be realized in an immediate sale or settlement of the instrument. In addition, any income taxes or other expenses which would be incurred in an actual sale or settlement are not taken into consideration in the fair values presented.
     The estimated fair values of the Company's financial instruments at December 31 were as follows:

                                                                                      1994                      1993
                                                                             CARRYING                   CARRYING      FAIR
                                                                              AMOUNT      FAIR VALUE     AMOUNT      VALUE
                                                                                            ($ IN THOUSANDS)
FINANCIAL ASSETS:
Cash and due from banks..................................................   $   59,750    $   59,750    $ 31,516    $ 31,516
Federal funds sold and securities purchased under resale agreements......        4,420         4,420      59,870      59,870
Trading securities.......................................................        1,155         1,155         250         250
Securities available for sale............................................       59,078        59,078      64,871      64,871
Securities held to maturity..............................................       70,264        66,820      64,492      65,077
Loans receivable.........................................................      923,941       901,933     625,873     622,869
FINANCIAL LIABILITIES:
Deposit liabilities......................................................    1,001,748     1,000,973     804,549     784,089
Federal funds purchased and securities sold under repurchase
  agreements.............................................................       33,986        33,986      16,725      16,725
Short-term borrowings....................................................       72,073        72,073          54          54
Long-term debt...........................................................        1,177         1,330       1,274       1,461
FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK:
Commitments to extend credit.............................................       74,373        70,732      47,868      47,434
Standby letters of credit................................................        5,837         5,518       4,579       4,536
Documentary letters of credit............................................          394           376         713         721

STATISTICAL DISCLOSURE -- SUMMARY OF CONTENTS


Comparative Average Balances -- Yields and Costs  . . . . . . . 1

Rate/Volume Variance Analysis . . . . . . . . . . . . . . . . . 2

Securities Held for Investment Composition  . . . . . . . . . . 3

Securities Available for Sale Composition . . . . . . . . . . . 3

Trading Account Composition . . . . . . . . . . . . . . . . . . 3

Securities  Held for Investment and Securities Available for Sale
Maturity Schedule . . . . . . . . . . . . . . . . . . . . . . . 4

Loan Portfolio Composition  . . . . . . . . . . . . . . . . . . 5

Loan Maturity and Interest Sensitivity  . . . . . . . . . . . . 5

Nonperforming Assets  . . . . . . . . . . . . . . . . . . . . . 6

Summary of Loan Loss Experience . . . . . . . . . . . . . . . . 6

Composition of Allowance for Loan Losses  . . . . . . . . . . . 7

Types of Deposits . . . . . . . . . . . . . . . . . . . . . . . 8

Certificates of Deposit Greater than $100,000 . . . . . . . . . 8

Return on Equity and Assets . . . . . . . . . . . . . . . . . . 9

Short-Term Borrowings . . . . . . . . . . . . . . . . . . . .  10

Interest Rate Sensitivity . . . . . . . . . . . . . . . . . .  11

Noninterest Income  . . . . . . . . . . . . . . . . . . . . .  12

Noninterest Expense . . . . . . . . . . . . . . . . . . . . .  12

            Comparative Average Balances -- Yields and Costs
                       Carolina First Corporation
                         (dollars in thousands)


                                                               Years Ended December 31,
                                       1994                               1993                              1992
                           Average/   Income/      Yield/     Average/   Income/     Yield/     Average/   Income/     Yield/
                           Balance    Expense       Rate      Balance    Expense      Rate      Balance    Expense      Rate
ASSETS
 Earning assets
  Loans (net of unearned
    income)(1)..........$   781,503 $   70,678       9.04 % $  548,619 $   47,313      8.62 % $  432,282 $   39,788      9.20 %
  Investment securities
    (taxable)............    125,053      5,623       4.50      131,829      6,483      4.92       64,583      3,930      6.08
  Investment securities
    (nontaxable).........     17,609      1,567 (2)   8.90        8,252        731 (2)  8.86        3,741        456 (2) 12.18
  Federal funds sold.....     15,810        603       3.81       21,154        638      3.02       18,186        678      3.73
  Interest bearing
    deposits with
    other banks..........      1,180         49       4.17        1,284         57      4.42        1,333         67      5.00
      Total earning
        assets...........    941,155     78,520       8.34 %    711,138     55,222      7.77 %    520,125     44,919      8.64 %
  Non-earning
    assets...............    115,799                             71,413                            42,244
      Total assets.......$ 1,056,954                         $  782,551                        $  562,369

LIABILITIES AND STOCKHOLDERS'
  EQUITY
 Liabilities
  Interest-bearing liabilities
   Interest-bearing deposits
    Interest checking....$   101,558 $    2,193       2.16 % $   66,891 $    1,523      2.28 % $   33,092 $    1,012      3.06 %
    Savings..............     87,919      2,619       2.98       60,854      1,848      3.04       24,554      1,003      4.08
    Money market.........    157,460      4,856       3.08      137,807      4,007      2.91      125,807      4,890      3.89
    Certificates of
      deposit............    433,123     18,945       4.37      333,338     14,911      4.47      259,231     14,811      5.71
    Other................     44,347      2,137       4.82       34,733      1,766      5.09       32,132      2,045      6.36
      Total interest-bearing
        deposits.........    824,407     30,750       3.73 %    633,623     24,055      3.80 %    474,816     23,761      5.00 %
   Short-term borrowings.     41,362      1,638       3.96       14,023        427      3.05        2,290        128      5.57
   Long-term borrowings..      1,309        121       9.25        1,444        125      8.66        1,604        121      7.54
    Total interest-
      bearing liabilities.   867,078     32,509       3.75 %    649,090     24,607      3.79 %    478,710     24,010      5.02 %
   Non-interest bearing
     liabilities
    Non-interest bearing
      deposits...........    101,209                             61,550                            32,346
    Other non-interest
      liabilities........      1,290                              6,393                             4,107
    Total liabilities....    969,577                            717,033                           515,163
 Stockholders' equity....     87,377                             65,518                            47,206
  Total liabilities and
    stockholders' equity.$ 1,056,954                         $  782,551                        $  562,369
 Net interest margin....            $   46,011       4.89 %            $   30,615      4.31 %            $   20,909      4.02 %

---------------------------------
(1)Includes nonaccruing loans.
(2)Fully tax-equivalent basis at a 35% tax rate.
Note:  Average balances are derived from daily balances.

                     Rate/Volume Variance Analysis
                       Carolina First Corporation
                         (dollars in thousands)



                                              1994 Compared to 1993              1993 Compared to 1992
                                                            Amount      Amount                   Amount      Amount
                                                            Caused      Caused                   Caused      Caused
                                                              by          by                       by          by
                                                 Total     Change in   Change in      Total     Change in   Change in
                                                Change      Volume       Rate        Change      Volume       Rate
Earning assets
   Loans, net of unearned income.............$    23,365 $    20,920 $     2,445 $      7,525 $    10,144 $    (2,619)
   Securities, taxable.......................       (860)       (310)       (550)       2,553       3,353        (800)
   Securities, nontaxable....................        836         820          16          275         435        (160)
   Federal funds sold........................        (35)       (234)        199          (40)         90        (130)
   Interest-bearing deposits with
      other banks............................         (8)         (6)         (2)         (10)         (3)         (7)
             Total interest income...........     23,298      21,190       2,108       10,303      14,019      (3,716)

Interest-bearing liabilities
   Interest-bearing deposits
      Interest checking......................        670         757         (87)         511         790        (279)
      Savings................................        771         812         (41)         845       1,147        (302)
      Money market...........................        849         602         247         (883)        445      (1,328)
      Certificates of deposit................      4,034       4,374        (340)         100       3,645      (3,545)
      Other..................................        371         465         (94)        (279)        162        (441)
          Total interest-bearing deposits....      6,695       7,010        (315)         294       6,189      (5,895)
Short-term borrowings........................      1,211       1,049         162          299         381         (82)
Long-term borrowings.........................         (4)         (9)          5            4          (8)         12

             Total interest expense..........      7,902       8,050        (148)         597       6,562      (5,965)

                Net interest income..........$    15,396 $    13,140 $     2,256 $      9,706 $     7,457 $     2,249

         Securities Held for Investment Composition
                   (dollars in thousands)


                                                                      December 31,
                                                               1994      1993      1992
U.S. Treasury securities....................................$   6,189 $   8,906 $   4,755
Obligations of U.S. Government agencies and corporations....   42,936    37,636     3,502
Obligations of states and political subdivisions............   21,086    11,907     3,316
Other securities............................................       53     6,043     5,781
                                                            $  70,264 $  64,492 $  17,354



         Securities Available for Sale Composition
                   (dollars in thousands)

                                                                       December 31,
                                                               1994      1993      1992
U.S. Treasury securities....................................$  26,534    11,523    30,574
Obligations of U.S. Government agencies and corporations....   26,879    51,357    38,311
Other securities............................................    5,665     1,991     4,896
                                                            $  59,078 $  64,871 $  73,781



                Trading Account Composition
                   (dollars in thousands)

                                                                      December 31,
                                                               1994      1993      1992
U.S. Treasury and Government agencies.......................$     178 $  ------ $  ------
State and political subdivisions............................      977       250    ------
                                                            $   1,155 $     250 $  ------

                              Consolidated
                   Securities Held for Investment and
            Securities Available for Sale Maturity Schedule
                         (dollars in thousands)



                                       Held for Investment -- Book Value

                                              After One     After Five
                                                 But           But
                                  Within        Within        Within        After
                                 One Year     Five Years    Ten Years     Ten Years       Total
U.S Treasury..................$        200 $       5,989 $      ------ $      ------ $       6,189
U.S. Government
   agencies and
   corporations...............      ------        35,773        ------         7,163        42,936
States and political
   subdivisions...............       1,396         6,108         9,698         3,884        21,086
Other securities..............      ------        ------            53        ------            53
                              $      1,596 $      47,870 $       9,751 $      11,047 $      70,264


Weighted average yield

U.S Treasury..................        8.50 %        5.18 %        0.00 %        0.00 %        5.28 %
U.S. Government
   agencies and
   corporations...............        0.00          5.69          0.00          6.25          5.78
States and political
   subdivisions...............        4.69          4.16          4.67          5.05          4.59
Other securities..............        0.00          0.00          4.45          0.00          4.45
                                      5.14 %        5.43 %        4.67 %        5.83 %        5.38 %


                                         Available for Sale -- Book Value

                                              After One     After Five
                                                 But           But
                                  Within        Within        Within        After
                                 One Year     Five Years    Ten Years     Ten Years       Total

U.S Treasury..................$     19,135 $       4,557 $      ------ $      ------ $      23,692
U.S. Government
   agencies and
   corporations...............      24,511         6,523        ------        ------        31,034
States and political
   subdivisions...............      ------        ------        ------        ------        ------
Other securities..............       1,999         3,834        ------        ------         5,833
                              $     45,645 $      14,914 $      ------ $      ------ $      60,559


Weighted average yield

U.S Treasury..................        4.23 %        5.64 %        0.00 %        0.00 %        4.50 %
U.S. Government
   agencies and
   corporations...............        4.31          5.70          0.00          0.00          4.60
States and political
   subdivisions...............        0.00          0.00          0.00          0.00          0.00
Other securities..............        3.89          6.20          0.00          0.00          5.42
                                      4.26 %        5.81 %        0.00 %        0.00 %        4.64 %

                       Carolina First Corporation
                       Loan Portfolio Composition
                         (dollars in thousands)



                                                                      December 31,
                                                  1994        1993        1992        1991        1990
Commercial, financial and agricultural.......$   179,875 $   137,340 $   112,241 $    96,061 $    68,490
Real Estate
      Construction...........................     24,040      22,752      18,269      21,682      18,785
      Mortgage
        Residential..........................    206,980     157,460     123,636     124,162     122,670
        Commercial and multifamily (1).......    275,083     157,528      94,084      69,492      61,405
Consumer.....................................    166,268     143,093     104,592      87,622      50,437
Loans held for sale..........................     71,695       7,700       6,801      ------      ------
         Total gross loans...................    923,941     625,873     459,623     399,019     321,787
Unearned income..............................       (873)     (2,227)     (3,973)     (3,883)     (2,907)
         Total loans net of unearned income..    923,068     623,646     455,650     395,136     318,880
Allowance for loan losses....................     (6,002)     (6,679)     (5,276)     (4,520)     (2,960)
          Total net loans....................$   917,066 $   616,967 $   450,374 $   390,616 $   315,920

--------------------------

(1)  The majority of these loans are made to operating businesses where real property has been taken as additional collateral.




                 Loan Maturity and Interest Sensitivity
                         (dollars in thousands)

                                                           Over One
                                                              But        Over
                                               One Year    Less than     Five
                                                or Less   Five Years     Years       Total
Commercial, financial, agricultural and
     commercial real estate..................$   349,797 $    75,108 $    30,054 $   454,959
Real estate - construction...................     20,184       3,855      ------      24,039
Total of loans with:
     Predetermined interest rates............     46,428      26,409      30,054     102,891
     Floating interest rates.................    323,553      52,554      ------     376,107

                       Carolina First Corporation
                          Nonperforming Assets
                         (dollars in thousands)



                                                                             December 31,
                                                      1994         1993         1992         1991         1990
Nonaccrual loans..................................$     2,051    $   2,487    $   2,474    $   1,879    $   1,484
Restructured loans................................        675            0          353            0            0
          Total nonperforming loans...............      2,726        2,487        2,827        1,879        1,484
Other real estate owned...........................      1,996        2,879        2,804        1,471          699
          Total nonperforming assets..............$     4,722    $   5,366    $   5,631    $   3,350    $   2,183

Loans past due 90 days still accruing interest....$     1,285    $   2,060    $   2,127    $   1,784    $     605
Total nonperforming assets as a percentage
    of loans and other real estate owned..........       0.51 %       0.86 %       1.23 %       0.84 %       0.68 %
Allowance for loan losses as a percentage
   of nonperforming loans.........................     220.18 %     268.59 %     186.63 %     240.55 %     199.46 %


            Carolina First Corporation
         Summary of Loan Loss Experience
              (dollars in thousands)

                                                                             December 31,
                                                       1994        1993          1992         1991         1990
Loan loss reserve at beginning of period..........$     6,679    $   5,276    $   4,520    $   2,960    $   2,425
Valuation allowance for loans acquired............      1,077        1,811          255          450            0
Charge-offs:
    Commercial, financial and agricultural........        519          401        1,450          418          299
     Real estate - construction...................         85            0           30           31            0
     Real estate - mortgage.......................        263          267          195          108           12
     Consumer.....................................        583          423          235          257          215
     Credit cards.................................      1,641          488            0            0            0
             Total loans charged-off..............      3,091        1,579        1,910          814          526

Recoveries:
     Commercial, financial and agricultural.......         69           23           48            0          103
      Real estate - construction..................          0            0            1            0            0
      Real estate - mortgage......................          9           23           18            0            0
      Consumer....................................         62           19           26           34           31
      Credit cards................................          0            0            0            0            0
              Total loans recovered...............        140           65           93           34          134
Net charge-offs...................................      2,951        1,514        1,817          780          392
      Provision charged to expense.................     1,197        1,106        2,318        1,890          927
Loan loss reserve at end of period................$     6,002    $   6,679    $   5,276    $   4,520    $   2,960

Average loans.....................................$   781,503    $ 548,619    $ 432,282    $ 355,926    $ 291,880
Total loans, net of unearned income (period end)..    923,068      623,646      455,650      395,136      318,880
Net charge-offs as a percentage of average loans..       0.38 %       0.28 %       0.42 %       0.22 %       0.13 %
Allowance for loan losses as a percentage of loans       0.65         1.07         1.16         1.14         0.93

                       Carolina First Corporation
                Composition of Allowance for Loan Losses
                         (dollars in thousands)


Allowance Breakdown
                                                            December 31,
                                          1994      1993        1992        1991        1990
Commercial, financial and
     agricultural..................$     1,730 $     1,866 $     1,783 $     1,220 $       898
Real Estate
     Construction..................        130         148         356         273         195
     Mortgage:
       Residential.................        135         145         288         126          91
       Commercial and
          Multifamily..............        581         627       1,223       1,485         934
Consumer...........................      2,828       3,227       1,099         964         546
Unallocated........................        598         666         527         452         296
           Total...................$     6,002 $     6,679 $     5,276 $     4,520 $     2,960


Percentage of Loans in Category
                                                              December 31,
                                          1994      1993        1992        1991        1990
Commercial, financial and
     agricultural...................     19.47 %     21.94 %     24.44 %     24.07 %     21.29 %
Real Estate
     Construction................         2.60        3.64        3.98        5.43        5.84
     Mortgage:
       Residential...............        22.40       25.16       26.89       31.12       38.12
       Commercial and
          Multifamily............        29.77       25.17       20.46       17.42       19.08
Consumer.................                25.76       24.09       24.23       21.96       15.67
           Total.....................   100.00 %    100.00 %    100.00 %    100.00 %    100.00 %

                       Carolina First Corporation
                           Types of Deposits
                         (dollars in thousands)


                                                             Balance as of December 31,
                                             1994         1993         1992         1991         1990
Demand deposit accounts.................$    126,974 $     72,950 $     44,553 $     29,238 $     27,795
NOW accounts............................     117,271       85,910       40,779       28,740       16,214
Savings accounts........................      94,774       70,897       26,758       18,119       12,744
Money market accounts...................     155,695      156,519      133,904      121,263       91,382
Time deposits...........................     371,169      297,499      224,279      216,222      156,869
Time deposits of $100,000 or
   over.................................     135,865      120,774       85,351       66,476       52,384
     Total deposits.....................$  1,001,748 $    804,549 $    555,624 $    480,058 $    357,388



                                                     Percent of Deposits as of December 31,
                                             1994         1993         1992         1991         1990
Demand deposit accounts.................       12.68 %       9.07 %       8.02 %       6.09 %       7.78 %
NOW accounts............................       11.71        10.68         7.34         5.99         4.54
Savings accounts........................        9.46         8.81         4.82         3.77         3.57
Money market accounts...................       15.54        19.45        24.10        25.26        25.56
Time deposits...........................       37.05        36.98        40.36        45.04        43.89
Time deposits of $100,000 or
   over.................................       13.56        15.01        15.36        13.85        14.66
     Total deposits.....................      100.00 %     100.00 %     100.00 %     100.00 %     100.00 %



             Certificates of Deposit Greater than $100,000
                         (dollars in thousands)


Maturing in three months or less.....................................$     56,305
Maturing in over three through six months............................      34,830
Maturing in over six through twelve months...........................      25,206
Maturing in over twelve months.......................................      19,524
          Total......................................................$    135,865


                       Carolina First Corporation
                      Return on Equity and Assets


                                                         Years Ended December 31,
                                           1994        1993        1992        1991      1990
Return on average assets................    (0.16)%      0.69 %      0.44 %      0.41 %  0.38 %
Return on average equity................    (1.99)       8.27        5.22        4.89    4.04
Return on average common equity.........    (3.08)      12.60        6.10        4.89    4.04
Average equity as a percentage of
   average assets.......................     8.27        8.37        8.39        8.32    9.46
Dividend payout ratio...................      n/m        0.00        0.00        0.00    0.00

                         Short Term Borrowings
                         (dollars in thousands)



                                          Maximum                                     Average
                                         Outstanding           Average                Interest
                                           At Any    Average   Interest      Ending   Rate at
Year Ended December 31,                  Month End   Balance     Rate       Balance   Year End
1994
Federal funds purchased.................$   16,000 $    5,474      4.50 % $   16,000      5.58 %
Securities sold under
   repurchase agreements................    17,986     15,870      3.80       17,986      5.23
Advances from the FHLB...............       72,000     20,018      3.94       72,000      6.03
                                        $  105,986 $   41,362      3.96 % $  105,986      5.84 %


1993
Federal funds purchased.................$    6,953      3,571      2.68 % $      400      2.99 %
Securities sold under
   repurchase agreements................    16,325      5,827      2.49       16,325      2.74
Advances from the FHLB...............       15,550      4,625      4.04       ------      3.44
                                        $   38,828 $   14,023      3.05 % $   16,725      2.75 %


1992
Federal funds purchased.................$    6,695 $      592      5.65 % $    1,145      2.94 %
Securities sold under
   repurchase agreements................     1,825        756      5.72        1,392      2.69
Advances from the FHLB...............       12,000        942      5.35       ------      3.39
                                        $   20,520 $    2,290      5.55 % $    2,537      2.80 %

                       Carolina First Corporation
                       Interest Rate Sensitivity
                         (dollars in thousands)

                                                                                                    Over One
                                                                                          Total      Year or
                                                       0-3         4-6        7-12       Within       Non-
                                                     Months      Months      Months     One Year    Sensitive     Total
Assets
Earning assets
   Loans, net of unearned income..........        $   520,961 $    31,548 $    49,960 $   602,469 $   320,599 $   923,068
   Investment securities, taxable.............         19,025       3,739      24,545      47,309      62,699     110,008
   Investment securities, nontaxable......              1,346      ------          50       1,396      19,093      20,489
   Federal funds sold.............................      4,420      ------      ------       4,420      ------       4,420
   Interest bearing deposits with
     other banks..................................        800         100      ------         900      ------         900
               Total earning assets...............    546,552      35,387      74,555     656,494     402,391   1,058,885
Non-earning assets, net...........................    -------     -------     -------     -------     145,465     145,465
               Total assets.......................$   546,552 $    35,387 $    74,555 $   656,494 $   547,856 $ 1,204,350


Liabilities and Stockholders' Equity
Liabilities
   Intererest-bearing liabilities
      Interest-bearing deposits
          Interest Checking.......................$   110,944 $    ------ $    ------ $   110,944 $    ------ $   110,944
          Savings.................................     94,743      ------      ------      94,743      ------      94,743
          Money Market............................    153,878      ------      ------     153,878      ------     153,878
          Certificates of Deposit.................    153,381     114,739     113,638     381,758      83,428     465,186
          Other...................................     20,834      10,826      10,209      41,869       8,154      50,023
            Total interest-bearing deposits.......    533,780     125,565     123,847     783,192      91,582     874,774
      Short-term borrowings.......................    105,986      ------      ------     105,986      ------     105,986
      Long-term borrowings........................          6           7          60          73       1,177       1,250
            Total interest-bearing liabilities....    639,772     125,572     123,907     889,251      92,759     982,010
   Noninterest bearing liabilities
      Noninterest bearing deposits................     ------      ------      ------      ------     126,974     126,974
      Other noninterest bearing liabilities, net       ------      ------      ------      ------       8,884       8,884
            Total liabilities.....................    639,772     125,572     123,907     889,251     228,617   1,117,868
Stockholders'equity...............................     ------      ------      ------      ------      86,482      86,482
            Total liabilities and stockholders'
               equity.............................$   639,772 $   125,572 $   123,907 $   889,251 $   315,099 $ 1,204,350

Interest sensitive gap............................$   (93,220)$   (90,185)$   (49,352)$  (232,757)$   232,757 $    ------
Cumulative interest sensitive gap.................$   (93,220)$  (183,405)$  (232,757)$   235,731      ------      ------

                           Noninterest Income
                         (dollars in thousands)


                                                         Years Ended December 31,

                                            1994        1993        1992        1991        1990
Service charges on deposits.............$     4,089       2,916       1,791       1,116         733
Mortgage banking income:
   Origination fees.....................        954       1,051         778         461         309
   Gain on sale of mortgage loans.......        112         509         496           0           0
   Servicing and other..................        572         228           0           0           0
Fees for trust services.................        919         542         305         197         141
Gain on sale of securities..............         75         680         633         733          (4)
Sundry..................................      1,505         839         113         236         326
          Total noninterest income......$     8,226       6,765       4,116       2,743       1,505



                          Noninterest Expense
                         (dollars in thousands)


                                                           Years Ended December 31,
                                            1994        1993        1992        1991        1990
Salaries and wages......................$    15,023 $    10,630 $     6,870 $     4,788 $     3,656
Benefits................................      4,375       2,510       1,596       1,576       1,160
Occupancy...............................      3,728       2,301       1,496       1,075         978
Furniture and equipment.................      2,577       1,933       1,536       1,187         944
Federal deposit insurance premiums......      2,114       1,605       1,097         838         496
Credit card processing charges..........      1,506         909         603         458           0
Intangibles amortization................      2,485         902         462         214          25
Credit card restructuring charges.......     12,214     -------     -------     -------     -------
Sundry..................................     10,021       7,505       5,237       3,739       3,686
          Total noninterest expense.....$    54,043 $    28,295 $    18,897 $    13,875 $    10,945

SELECTED FINANCIAL DATA

The following table sets forth selected financial data for the last five years. All per share data have been restated to reflect 5% common stock dividends issued on the common stock in the last six years.



                                                            Years Ended December 31,
                                                1994         1993         1992         1991         1990
                                                    (dollars in thousands, except per share data)
Income Statement:
Net interest income.....................$     45,464 $     30,359 $     20,749 $     15,351 $     12,413
Provision for loan losses...............       1,197        1,106        2,318        1,890          927
Noninterest income......................       8,226        6,765        4,116        2,743        1,504
Noninterest expenses....................      54,043       28,295       18,897       13,875       10,945
Net income (loss) (1)...................      (1,740)       5,418        2,466        1,871        1,464


Per Common Share Data:
Net income (loss).......................$      (0.71)$       0.76 $       0.41 $       0.41 $       0.33
Cash dividends declared.................        0.21         0.05      -------      -------      -------


Balance Sheet (Period End):
Total assets............................$  1,204,350 $    904,474 $    616,288 $    528,472 $    411,308
Loans - net of unearned income..........     923,068      623,646      455,650      395,136      318,880
Nonperforming assets....................       4,722        5,366        5,631        3,350        2,183
Total earning assets....................   1,058,885      814,579      555,987      482,130      377,491
Total deposits..........................   1,001,748      804,549      555,624      480,058      357,388
Short-term borrowings...................     106,059       16,779        2,591        2,755       12,260
Long-term debt..........................       1,177        1,274        1,492        1,753          791
Shareholders' equity....................      86,482       70,415       51,288       38,989       37,157


Balance Sheet (Averages):
Total Assets............................$  1,056,954 $    782,551 $    562,369 $    459,878 $    382,995
Shareholders' equity....................      87,377       65,518       47,206       38,257       36,217


(1) After fourth quarter 1994 restructuring charges of $9,415 (after-tax).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
              RESULTS OF OPERATIONS


     Except  where  expressly  stated  otherwise,  the  financial
information   contained   herein   reflects   Carolina   First
Corporation's acquisition of Aiken County National Bank which was consummated on April 10, 1995 and Midlands National Bank which was consummated on June 30, 1995. Both acquisitions were accounted for as a pooling of interests.


EARNINGS ANALYSIS

     The   one-time  charge  for  the  corporate  restructuring
(discussed above in "Business - Restructuring Charges") resulted in a net loss for 1994. The Company reported a net loss for 1994 of $1.7 million, or a loss of $0.71 per common share. The net loss for 1994 includes one-time restructuring charges of $9.4 million (after-tax). Net income for 1993 was $5.4 million, or $0.76 per common share, and 1992 net income was $2.5 million, or $0.41 per common share. Increased net interest income, growth in noninterest income and continued good credit quality were the primary reasons for the growth in earnings excluding restructuring charges.

     Fully tax equivalent ("FTE") net interest income increased $15.4 million, or 50%, due to a higher level of average earning assets and an increased net interest margin. Increases in average earning assets resulted primarily from the acquisition of branches and internal growth. The net interest margin increased to 4.89% from 4.31% in 1993 and 4.01% in 1992.

     Noninterest income, excluding securities transactions increased to $8.2 million, or 34%, from $6.1 million in 1993 and $3.5 million in 1992. The increase in noninterest income was attributable to higher service charges on deposit accounts, the expansion of mortgage servicing and the generation of new trust business.

     Noninterest expenses increased to $54.0 million in 1994 from $28.3 million in 1993 and $18.9 million in 1992. The 1994 noninterest expenses includes one-time restructuring charges of $12.2 million. Also contributing to the increase in noninterest expenses were the acquisition of seven branches and the opening of four branches de novo, a higher level of loan and deposit activity, amortization of intangibles and higher credit card processing fees.

Net Interest Income

     The largest component of Carolina First's operations is net interest income, the difference between the interest earned on assets and the interest paid for the liabilities used to support such assets. Variations in the volume and mix of assets and liabilities and their relative sensitivity to interest rate movements determine changes in net interest income. As the primary contributor to Carolina First's earnings, net interest income constituted 85% of net revenues (net interest income plus noninterest income) in 1994, compared with 82% in 1993 and 84% in 1992.

     FTE net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis. The Company has experienced a markedly upward trend in FTE net interest income, which increased 50% in 1994, 47% in 1993 and 35% in 1992. FTE net interest income was $46.0 million in 1994, $30.6 million in 1993 and $20.9 million in 1992. The increase resulted from a higher level of average earning assets and an improvement in the net interest margin. The growth in average earning assets, which increased to $941.2 billion in 1994 from $711.1 million in 1993 and $520.1 in 1992, resulted primarily from internal loan growth and the acquisition of branches. The majority of this increase was in loans, which averaged $232.9 million higher in 1994 than 1993 and $116.3 million higher in 1993 than 1992.

     The net interest margin, defined as net interest income divided by average earning assets, increased to 4.89% in 1994 from 4.31% in 1993 and 4.02% in 1992. The increase resulted primarily from lower deposit interest rates and a higher proportion of noninterest-bearing deposits. In addition, the yield on loans has risen due to increases in the prime interest rate, increased consumer loan volume from the retail branch n e twork and increased credit card loan volume from mail solicitations.


Provision and Allowance for Loan Losses

     Management maintains an allowance for loan losses which it believes is adequate to cover possible losses in the loan portfolio. However, management's judgment is based upon a number of assumptions about future events which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required.

     The allowance for loan losses is established through charges in the form of a provision for loan losses and purchased loan adjustments. Loan losses and recoveries are charged or credited directly to the allowance. The amount charged to the provision for loan losses by the Company is based on management's judgment as to the amount required to maintain an allowance adequate to provide for potential losses in the Company's loan portfolio. The level of this allowance is dependent upon the total amount of past due loans, general economic conditions and management's assessment of potential losses.

     The Company attempts to deal with repayment risks through the establishment of, and adherence to, internal credit policies. These policies include officer and customer limits, periodic documentation examination and follow-up procedures for any exceptions to credit policies. A summary of the Bank's approach to managing credit risk is provided below in the "Asset Quality" section.

     During 1994, 1993 and 1992, the Company expensed $1,197,000, $1,106,000, and $2,318,000, respectively, through its provision for loan losses. Net loan charge-offs, excluding credit card loans, were $1,310,000, $1,026,000 and $1,817,000 in 1994, 1993 and 1992, respectively. During 1994, net loan charge-offs as a percentage of average loans have remained low at 0.38% including credit card charge-offs, compared with 0.28% for 1993 and and 0.42% for 1992.

     At December 31, 1994, the allowance for loan losses totaled $6.0 million, or 0.7% of total loans, a decline from $6.7 million, or 1.1% of total loans, at the end of 1993. Continued reductions in nonperforming asset levels enabled the Company to reduce the allowance for loan losses compared with the prior years' levels. Nonperforming assets as a percentage of loans and foreclosed property were 0.51% and 0.86% at December 31, 1994 and 1993, respectively. At December 31, 1994, the allowance for loan losses was 220% of nonperforming loans. The Company's asset quality measures compare favorably to its Federal Deposit Insurance Corporation ("FDIC") peer group.

     The  Bank was examined in December 1993 by the FDIC, and the
Savings  Bank  was  examined  in  February  1994 by the Office of
Thrift   Supervision.    No  significant  increases  in  reserves
resulted from these examinations.


Noninterest Income

     Noninterest income, excluding securities transactions, increased $2.1 million, or 34%, to $8.2 million in 1994, up from $6.1 million in 1993 and $3.5 million in 1992. This increase resulted principally from service charges on deposit accounts, fees for trust services and mortgage banking servicing income. The Company realized gains on the sale of securities of $75,000, $680,000 and $633,000 in 1994, 1993 and 1992, respectively.

     Service charges on deposit accounts, the largest contributor to noninterest income, rose $1.2 million, or 41%, to $4.1 million in 1994, an increase from $2.9 million in 1993 and $1.8 million in 1992. The increase in service charges is attributable to acquiring branches and new deposit accounts, increasing fee charges and improving collection rates. In 1994, average deposits increased 33%.

     Mortgage banking income was $1.6 million in 1994, $1.8 million in 1993 and $1.3 million in 1992. Mortgage banking income includes origination fees, profits from the sale of loans and servicing fees (which started in 1993). Origination fees totaled $1.0 million in 1994, compared with $1.1 million in 1993 and $778,000 in 1992. During 1994, 1,062 mortgage loans totaling $108 million were originated, similar to originations of 1,063 loans for $103 million in 1993. The increase in the level of interest rates during 1994 made the origination of mortgage loans more competitive resulting in a slightly lower origination fee per loan.

     Until the third quarter of 1992, mortgage loans were originated primarily for the account of correspondent financial institutions, with the Company retaining an origination fee. Beginning in the third quarter of 1992, the Company expanded the activities of its mortgage loan operations and began self-funding the loans through the Savings Bank prior to sale in the secondary market. Mortgage loans totaling approximately $55 million, $80 million and $16 million were sold in 1994, 1993 and 1992, respectively. Income from this activity totaled $112,000 in 1994, $509,000 in 1993 and $496,000 in 1992.

     The Mortgage Company's mortgage servicing operations consist of servicing loans that are owned by the Bank and subservicing loans, to which the right to service is owned by the Bank and other non-affiliated financial institutions. Mortgage loans serviced are all one-to-four family residential mortgage loans. At December 31, 1994, 10,351 loans with an aggregate principal amount of $800 million were being serviced or subserviced by the Mortgage Company. Servicing and other mortgage banking income from non-affiliated companies, net of the related amortization, was $572,000 in 1994 and $228,000 in 1993.

     The Company views its mortgage banking operation as a means of increasing noninterest income without increasing assets. The Company purchased the rights to service the loan portfolios to take advantage of excess capacity, thereby creating a revenue stream to more rapidly cover the fixed costs associated with its mortgage banking operations. However, the Company's long-term strategy is to have a servicing portfolio principally comprised of loans originated by the Company but which have been sold into the secondary market with servicing retained.

     Subsequent   to  year  end,  the  Company  entered  into  an
agreement with a non-affiliated company to sell the rights to service approximately $450 million (face value) of mortgage
loans.    This transaction will result
in a gain of approximately $2 million and a reduction of the Company's purchased mortgage servicing rights by approximately $7 million. The Company will continue to subservice these loans until June 1995 and is actively pursuing a strategy to replace this servicing volume.

     Fees for trust services in 1994 increased to $919,000, up 70% from the $542,000 earned in 1993. Fees for trust services in 1992 were $305,000. Fees for trust services increased as a result of the generation of new trust business and additional assets under management, particularly in investment management and custody accounts. Assets under management of the trust department increased to approximately $214 million at December 31, 1994, up significantly from $129 million at year end 1993 and $55 million at year end 1992.

     Sundry income items were $666,000 higher in 1994, primarily because of higher customer service fees, appraisal fee income and insurance commissions. These increases are largely attributable to increased lending and deposit activity. In addition, the Company earned approximately $108,000 in 1994 real estate rental income, the majority of which is not expected to continue. In addition, earnings associated with the credit card securitization are expected to be a new source of fee income in 1995.

     On August 18, 1993, the Bank entered into an investor services agreement with Edgar M. Norris & Co., Inc. ("Norris & Co."), a broker-dealer registered with the National Association of Securities Dealers, Inc., to offer certain brokerage services to the Bank's customers. Under this affiliate arrangement, the Bank offers certain brokerage services to its customers through dual employees (a Bank employee who is also employed by Norris & Co.). The commissions or mark up charges on transactions are shared between the Bank and Norris & Co. as set forth in the investor services agreement. Brokerage services activity for 1994 has been limited.


Noninterest Expense

     Noninterest expenses were $54.0 million in 1994, $28.3 million in 1993 and $18.9 million in 1992. Included in 1994 noninterest expenses is a $12.2 million one-time restructuring charge associated with the credit card securitization and the
write-down  of  other  intangible  assets.    Excluding  the
restructuring charges, 1994 noninterest expenses increased 48% over 1993, while 1993 was 50% higher than 1992. The increased expenditures primarily reflect the costs of additional personnel to support the Company's current and anticipated growth.

     Salaries  and  wages  and  benefits  increased  48% to $19.4 million in 1994 from $13.1 million in 1993. This increase follows an increase of 54% from $8.5 million in 1992. Full-time equivalent employees rose to 551 at the end of 1994 from 477 and 275 at the end of 1993 and 1992, respectively. Staff increases were attributable to the addition of 11 banking offices, higher loan and deposit activity resulting from internal growth and acquisitions, and the expansion of the mortgage banking operations.

     The 1994 occupancy and furniture and equipment expenses increased $2.1 million, or 49%, due to the addition of 11 banking offices, including a new Myrtle Beach main office, the opening of a regional headquarters office in Columbia for the Midlands region of South Carolina, the expansion of the Mortgage Company's operations and the expansion of its administrative offices in Greenville to a second location.

     The 1994 restructuring charges include $12.2 million primarily from the write down of intangible assets and charges associated with the origination of credit card accounts. Management expects the restructuring of its credit card operations to increase future pre-tax income by approximately $2.3 million a year, through increased lower amortization costs and the reinvestment of the cash currently invested in the credit card portfolio.

     Sundry expense items increased $5.2 million, or 48%, to $16.1 million in 1994 from $10.9 million in 1993 and $7.4 million in 1992. Three expense items-- federal insurance premiums, intangibles amortization and credit card processing fees --
accounted for approximately 66% of this increase. Federal deposit insurance premiums increased $509,000, or 32%, in 1994 to $2.1 million. This increase was primarily due to a higher levels of deposits. Intangibles amortization increased $1.6 million, or 175%, in 1994 to $2.5 million, principally as a result of intangibles relating to the acquisition of branches, credit card receivables and the Mortgage Company. Credit card processing fees increased $597,000, or 66%, to $1.5 million in 1994, principally as a result of credit card solicitations by the Company and the purchase of approximately $16.3 million in credit card receivables in June 1993 and November 1993. With the securitization of the majority of credit card loans during the first quarter of 1995, management expects credit card processing fees to decrease significantly in 1995.

     Advertising and public relations expenses increased $526,000, or 121%, to $959,000 in 1994, due to the Company's
statewide expansion, advertising campaigns in key markets and special deposit promotions. The remaining increase in sundry noninterest expenses was primarily attributable to the overhead and operating expenses associated with higher lending and deposit activities. The largest sundry noninterest expenses were stationery, supplies and printing, telephone, postage, and fees.


Income Taxes

     The provision for income taxes in 1994 was $190,000. The provision for income taxes was $2.3 million in 1993 and $1.2 million in 1992. Income taxes for 1994 include a one-time reduction of $2.8 million from restructuring charges, partially offset by $1 million of income tax expense in connection with the merger of the Savings Bank into the Bank.


BALANCE SHEET ANALYSIS

     Total assets at December 31, 1994 were $1.2 billion, an increase of $299.9 million, or 33%, from $904.5 million at the end of 1993. Loans increased $299.4 million, or 48%, to $923.1 million at December 31, 1994 compared with $623.6 million at December 31, 1993. Deposits at year end 1994 were $1.0 billion, up 25% from $804.5 million at year end 1993. Total shareholders' equity increased 24% to $86.5 million at December 31, 1994 from $70.4 million at the end of 1993. Significant components of balance sheet growth include increases from internal loan growth, branch acquisitions and the proceeds from the Series 1994 preferred stock offering.

     Average total assets in 1994 were $1.1 billion, a 41% increase over the 1993 average of $782.6 million. Average earning assets were $941.2 million in 1994, a 32% increase over the 1993 level of $711.1 million. For 1992, average total assets and average earning assets were $562.4 million and $520.1 million, respectively.

Loans

     The Company's loan portfolio consists principally of commercial mortgage loans, other commercial loans, consumer loans and one-to-four family residential mortgage loans. A substantial portion of these borrowers are located in South Carolina and are concentrated in the Company's market areas. The Company has no foreign loans or loans for highly leveraged transactions. The loan portfolio does not contain any concentrations of credit risk exceeding 10% of the portfolio. At December 31, 1994, the Company had total loans outstanding of $923.1 million which equaled approximately 92% of the Company's total deposits and approximately 77% of the Company's total assets. The level of total loans, relative to total deposits and total assets, has increased from the prior year. The composition of the Company's loan portfolio at December 31, 1994 was as follows: commercial and commercial mortgage 50%, residential mortgage 22%, credit card 19%, consumer 6% and construction 3%.

     The Company's loans increased $299.4 million, or 48%, to $923.1 million at December 31, 1994 from $623.6 million at December 31, 1993. Of this increase, $37.5 million resulted from loans acquired in branch acquisitions. The balance was internal loan growth. This increase was net of $55.1 million of mortgage loans sold, which were predominantly current production, fixed rate mortgage loans. During 1994, the Bank began a mail campaign to solicit new credit card customers. These solicitations resulted in approximately $60 million in new credit card balances, which nearly doubled the size of the Bank's credit card portfolio.

     As noted above, the Company has experienced significant growth in its commercial and commercial mortgage loans over the
past  several  years.    Furthermore,  these  loans  constitute
approximately 57% of the Company's total loans at December 31, 1994. These loans generally range in size from $250,000 to $500,000 and are typically made to small to medium-sized, owner-operated companies.

     For 1994, the Company's loans averaged $781.5 million with a yield of 9.04%, compared with $548.6 million and a yield of 8.62% for 1993. The interest rates charged on loans vary with the degree of risk and the maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulations also influence interest rates. The increase in loan yield is largely attributable to the upward repricing of variable rate loans, which constitute approximately 60% of the loan portfolio. During 1994, the average prime interest rate rose approximately 114 basis points.

     Loans held for sale at December 31, 1994 included $69.5 million in credit card loans and $2.2 million in mortgage loans.
On January 24, 1995, the Company completed the securitization of the credit card loans held for sale at year end.


Securities

     Debt securities held as assets are classified as investment securities, securities available for sale or trading securities. Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards 115, "Accounting for Certain
Investments  in  Debt  and  Equity  Securities."    Securities
classified as investments are carried at cost, adjusted for the amortization of premiums and the accretion of discounts. In order to qualify as an investment asset, the Company must have the ability and a positive intention to hold them to maturity. Securities available for sale are carried at market value with unrealized gains or losses reported in stockholders' equity (net of tax effect). These securities may be disposed of if management believes that the sale would provide the Company and its subsidiaries with increased liquidity or, based upon prevailing or projected economic conditions, that such sales would be a safe and sound banking practice and in the best interest of the stockholders. Trading securities are carried at market value with adjustments for unrealized gains or losses reported in noninterest income. The Company's policy is to acquire trading securities only to facilitate their sale to customers.

     The   Company's  subsidiaries  are  generally  limited  to
investments in (i) United States Treasury securities or United States Government guaranteed securities, (ii) securities of United States Government agencies, (iii ) mortgage-backed securities, (iv) general obligation municipal bonds and revenue bonds which are investment grade rated and meet certain other standards, and (v) money market instruments which are investment grade rated and meet certain other standards. To date, the Company does not use derivative products.

     During the first quarter of 1993, the Bank received approval to establish dealer bank operations to sell United States Treasury, Federal agency and municipal bonds to individuals, corporations and municipalities through its investments division. Income from the Company's dealer activity is not material.

     At December 31, 1994, the total investment portfolio had a book value of $130.8 million and a market value of $125.9 million for an unrealized loss of $4.9 million. The investment portfolio had a weighted average duration of approximately 2 years. Securities (i.e., investment securities, securities available for sale and trading securities) averaged $142.7 million in 1994, 2% above the 1993 average of $140.1 million. The average portfolio yield declined from 5.15% in 1993 to 5.04% in 1994.

     During the past two years, average securities have been a lesser component of average earning assets, decreasing from 19.7% in 1993 to 15.2% in 1994. The Company decreased the relative level of its investment portfolio to fund loans in its banking markets. At December 31, 1994, securities totaled $130.5 million, down $884,000 from the $129.6 million invested at the end of 1993.


Other Assets

     At December 31, 1994, other assets included other real estate owned of $2.0 million and intangible assets of $29.2 million. The intangible assets balance is attributable to goodwill of $9.1 million, core deposit balance premiums of $11.1 million, excess and purchased mortgage servicing rights of $8.7 million and purchased credit card premiums of $345,000.


Deposits

     The primary source of funds for loans and investments is deposits which are gathered through the Bank's branch network. Competition for deposit accounts is primarily based on the interest rates paid thereon and the convenience of and the services offered by the branch locations. The Company's pricing policy with respect to deposits takes into account liquidity needs, the direction and levels of interest rates and local market conditions. The Company does not believe that any of its deposits qualify as brokered deposits. It is the Company's policy not to accept brokered deposits.

     During 1994, interest-bearing liabilities averaged $867.1 million, compared with $649.1 million for 1993. This increase resulted principally from branch acquisitions. The average interest rates were 3.75% and 3.79% for 1994 and 1993, respectively. At December 31, 1994, interest-bearing deposits comprised approximately 87% of total deposits and 79% of interest-bearing liabilities. During 1994, the Company increased its use of short-term borrowings to fund loan growth. Short-term borrowings averaged $41.4 million and $14.0 million in 1994 and 1993, respectively.

     The Company uses its deposit base as its primary source of funds. Deposits grew 25% to $1.0 billion at December 31, 1994 from $804.6 million at December 31, 1993. Of the $197.2 million increase in deposits, approximately $141.2 million resulted from the acquisition of branches. Internal growth generated the remaining new deposits. During 1994, total interest-bearing deposits averaged $824.4 million with a rate of 3.73%, compared with $633.6 million with a rate of 3.80% in 1993. As the level of interest rates fell in 1993, the Company was able to reprice deposits to more than recover declines in the yields on earning assets. During the first half of 1994, which was a period of rising interest rates, the Company generally kept deposit interest rates unchanged which caused the average deposit rate to continue to decline, primarily from the repricing of certificates of deposit. Beginning with the third quarter of 1994, however, the Company raised deposit interest rates, causing the Company's interest rate paid on deposits to rise.

     Average noninterest-bearing deposits, which increased 64% during the year, increased to 10.9% of average total deposits in 1994 from 8.9% in 1993. This increase was attributable to new accounts from commercial loan customers and escrow balances related to mortgage servicing operations.

     The Company's core deposit base consists of consumer time deposits, savings, NOW accounts, money market accounts and checking accounts. Although such core deposits are becoming increasingly interest sensitive for both the Company and the industry as a whole, such core deposits continue to provide the Company with a large and stable source of funds. Core deposits as a percentage of average total deposits averaged approximately 86% in 1994. The Company closely monitors its reliance on certificates of deposit greater than $100,000, which are generally considered less stable and less reliable than core deposits.

     Generally, certificates of deposits greater than $100,000 have a higher degree of interest rate sensitivity than other certificates of deposit. The percentage of the Company's deposits represented by certificates of deposit greater than $100,000 is higher than the percentage of such deposits held by its peers. However, the Company does not believe that this higher-than-peer percentage of certificates of deposits greater than $100,000 will have a material adverse effect because such certificates are principally held by long-term customers located in the Company's market areas.


Capital Resources and Dividends

     The Company's capital needs have been met principally through public offerings of common and preferred stock and through the retention of earnings. In addition, the Company issued both common and preferred stock in connection with the acquisitions of the Savings Bank and the Mortgage Company.

     The Company's initial public offering in 1986 raised $15.3 million in common equity and, to date, represents the largest amount of initial equity raised in connection with the startup of a financial institution in South Carolina. Other public offerings of capital stock include the offering of the 8.32% Cumulative Convertible Preferred Stock ("Series 1992 Preferred Stock") in May 1992, which raised $10.3 million, the offering of the 7.50% Noncumulative Convertible Preferred Stock Series ("Series 1993 Preferred Stock") in March 1993, which raised $14.5 million, and the offering of the Series 1994 Preferred Stock in April 1994, which raised $21.4 million. In December 1993, the Company redeemed the Series 1992 Preferred Stock. In connection with such redemption, substantially all of the outstanding shares of Series 1992 Preferred Stock were converted into 1,089,674 shares of Common Stock.

     On September 30, 1993, the Company completed the acquisition of all of the outstanding stock of First Sun Mortgage Corporation in exchange for 60,000 shares of Series 1993B Preferred Stock which added $1.2 million in equity. There is currently no market for the Series 1993B Preferred Stock, and it is not expected that any market for such stock will develop.

     The Company completed the offering of its Series 1994 Preferred Stock on April 15, 1994. In this offering, the Company raised approximately $21.4 million after deduction of the related expenses and issued 920,000 shares of its Series 1994 Preferred Stock. Each share of Series 1994 Preferred Stock provides for cash dividends, when, as, and if declared by the Board of Directors, at the annual rate of $1.83 per share. Dividends on the Series 1994 Preferred Stock are not cumulative. A Series 1994 Preferred Stock share may be converted at the option of the holder into 1.8828 shares of common stock. The conversion ratio has been restated to reflect the 5% common stock dividend issued in May 1994. In addition, and upon compliance with certain conditions, the Company may redeem the Series 1994 Preferred Stock at the redemption prices set forth in the Company's Articles of Amendment related to the Series 1994 Preferred Stock.

     Total stockholders' equity increased $16.1 million, or 23%, to $86.5 million at December 31, 1994 from $70.4 million at December 31, 1993. This change primarily reflects the capital raised in connection with the Series 1994 Preferred Stock offering discussed above, which was issued on April 15, 1994, partially offset by the payment of dividends and the net loss for 1994.

     Book  value  per  share  was $8.61 and $9.23 at December 31,
1994 and 1993, respectively. The decline in book value is attributable to the one-time restructuring charges. Tangible book value per share at December 31, 1994 was $4.49, down from $6.73 at December 31, 1993. Tangible book value is significantly below book value as a result of the purchase premiums associated with branch acquisitions and the purchase of the Mortgage Company. Tangible book value declined during 1994 from the addition of intangible assets related to the branch acquisitions and reclassifications of loan premiums to intangible assets.

     Risk-based capital guidelines for financial institutions adopted by the regulatory authorities went into effect after December 31, 1990. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), signed into law on December 19, 1991, provides authority for special assessments against insured deposits and for development of a general risk-based deposit insurance assessment system, which the Federal Deposit Insurance Corporation ("FDIC") implemented on a transitional basis effective January 1, 1993.

     At December 31, 1994, the Company and the Savings Bank were in compliance with each of the applicable regulatory capital requirements and exceeded the "adequately capitalized" regulatory guidelines. Excluding Aiken County National Bank, the Bank exceeded the "adequately capitalized" regulatory guidelines for the Tier 1 risk-based capital and leverage ratios, but was "undercapitalized" for the total risk-based capital ratio. In February 1995, the Company received a letter from the FDIC which indicated that, based on its analysis of the Bank's Report of Condition and income as of December 31, 1994, that the Bank was undercapitalized with respect to its total risk-based capital ratio. Specifically, the FDIC determined that the Bank's total risk-based capital ratio was 6.70%, as compared to the minimum 8%. (The 6.70% excludes capital realized in connection with the acquisition of Aiken County National Bank and Midlands National Bank.)

     As a result of the capital deficiency, the Bank committed to
(1) combine the Savings Bank and the Bank; (2) consummate the credit card securitization; (3) have the Company contribute capital of $3.5 million to  the  Bank;  and  (4) sell certain purchase  mortgage
servicing  rights.    All of these steps were taken  except  for
the sale of the purchase mortgage servicing rights, which is expected to be consummated by March 31, 1995. At the end of February, and as a result of the January and February operating results (and without the consummation of the sale of the purchase mortgage servicing rights), the Bank's total risk-based capital ratio was 8.10%, excluding Aiken County National Bank and Midlands National Bank. The Bank expects that its total risk-based capital ratio will continue to increase as a result of monthly operating results and the consummation of the acquisitions of Aiken County National Bank and Midlands National Bank (which the Bank expects to consummate in April and June of 1995).

     As a result of its total risk-based capital ratio declining below 8%, the Company, the Bank and the FDIC entered into a Capital Maintenance Commitment and Guaranty Agreement (the "Guaranty Agreement") pursuant to which the Company guaranteed that the Bank will comply with the restoration plan described above until the Bank has been adequately capitalized on average during each of four consecutive quarters. The Guaranty Agreement provides that in the event the Bank fails to comply with the applicable capital requirements, the Company will pay to the Bank or its successors or assigns an amount equal to the lesser of (a) 5% of the Bank's total assets at the time the Bank was notified or deemed to have notice that the Bank was undercapitalized, or
(b) the amount which is necessary to bring the Bank into compliance with all capital standards applicable to the Bank at the time the Bank failed to so comply.

     Management does not believe that it will be required to make payments under the Guaranty Agreement or that the Bank will not be at least adequately capitalized in the foreseeable future.


     The following table sets forth certain capital ratios and the amount of capital of the Company and the Bank at December 31, 1994 and 1993, giving full effect to the exclusion of intangible assets.


                                           Capital Ratios

                                Total                     Tier 1
                              Risk-based                 Risk-based
                             Capital Ratio             Capital Ratio         Leverage Ratio

                           12/31/94  12/31/93     12/31/94     12/31/93   12/31/94     12/31/93

The Company                  8.57%     9.77%       7.88%         8.74%     5.78%         6.37%
The Bank                     6.97      9.06        6.37          8.05      5.26          6.01
Adequately Capitalized
   Minimum Requirement       8.00      8.00        4.00          4.00      4.00          4.00



     The Company and its subsidiaries are subject to certain regulatory restrictions on the amount of dividends they are permitted to pay. The Company has paid all scheduled cash dividends on the Series 1993 Preferred Stock, the Series 1993B Preferred Stock and the Series 1994 Preferred Stock since their respective issuances. During each of the last six years, the Company issued 5% common stock dividends to common stockholders.

     In November 1993, the Board of Directors initiated a regular quarterly cash dividend of $0.05 per share payable on the common stock, the first of which was paid on February 1, 1994. Cash dividends have been paid on a quarterly basis since the initiation of the cash dividend. The Board of Directors increased the quarterly cash dividend to $0.06 beginning in the first quarter of 1995. The Company presently intends to continue to pay this quarterly cash dividend on the common stock; however, future dividends will depend upon the Company's financial performance and capital requirements.

     In the future, the Company may engage in offerings of equity or debt to raise capital.


LIQUIDITY AND INTEREST RATE SENSITIVITY

     Asset/liability management is the process by which the Company monitors and controls the mix and maturities of its assets and liabilities. The essential purposes of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest sensitive assets and liabilities. Liquidity management involves meeting the cash flow requirements of the Company. These cash flow requirements primarily involve withdrawals of deposits, extensions of credit, payment of operating expenses and repayment of purchased funds. The Company's principal sources of funds for liquidity purposes are customer deposits, principal and interest payments on loans, maturities and sales of debt securities, temporary investments and earnings. Temporary investments averaged 1.50% and 2.87% of earning assets in 1994 and 1993, respectively. Management believes that the Company maintains an adequate level of liquidity by retaining liquid assets and other assets that can easily be converted into cash and by maintaining access to alternate sources of funds, including federal funds purchased from correspondent banks and borrowing from the Federal Home Loan Bank.

     The liquidity ratio is an indication of a company's ability to meet its short-term funding obligations. FDIC examiners suggest that a commercial bank maintain a liquidity ratio of between 20% and 25%. At December 31, 1994, the Bank's liquidity ratio was approximately 13%. At December 31, 1994, the Bank had unused short-term lines of credit with correspondent banks of $20.3 million. All of the lenders have reserved the right to withdraw these lines of credit at their option. In addition, the Company, through its subsidiaries, has access to borrowing from the Federal Home Loan Bank. At December 31, 1994, unused borrowing capacity from the Federal Home Loan Bank totaled $33 million. Management believes that these sources are adequate to meet its liquidity needs. On January 24, 1995, the Company completed the securitization of the majority of its credit card loans. In connection with this securitization, the Company received approximately $70 million which provided additional liquidity.

     As reported in the Consolidated Statements of Cash Flows, changes in deposits, borrowed funds, investments and equity provided cash in 1994 of $153.8 million, $89.2 million, $54.2 million and $22.0 million, respectively. The Company used this cash to increase loans by $264.7 million, capital expenditures by $ 1 0.6 million, cash balances by $28.2 million, operating activities by $12.3 million and dividends by $3.0 million.

     The Company plans to meet its future cash needs through the proceeds of stock offerings, liquidation of temporary investments, maturities or sales of loans and investment securities and generation of deposits. By increasing the rates paid on deposits, the Company would be able to raise deposits.

     The interest sensitivity gap is the difference between total interest sensitive assets and liabilities in a given time period. The objective of interest sensitivity management is to maintain reasonably stable growth in net interest income despite changes in market interest rates by maintaining the proper mix of interest sensitive assets and liabilities. Management seeks to maintain a general equilibrium between interest sensitive assets and liabilities in order to insulate net interest income from significant adverse changes in market rates.

The Asset/Liability Management Committee uses an asset/liability simulation model which quantifies balance sheet and earnings variations under different interest rate environments to measure and manage interest rate risk.


ASSET QUALITY

     Prudent risk management involves assessing risk and managing it effectively. Certain credit risks are inherent in making loans, particularly commercial, real estate and consumer loans. The Company attempts to manage credit risks by adhering to internal credit policies and procedures. These policies and procedures include a multi-layered loan approval process, officer and customer limits, periodic documentation examination and follow-up procedures for any exceptions to credit policies. Loans are assigned a grade and those that are determined to involve more than normal credit risk are placed in a special review status. Loans that are placed in special review status are required to have a plan under which they will be either repaid or restructured in a way that reduces credit risk. Loans in this special review status are reviewed monthly by the loan committee of the Board of Directors.

     As demonstrated by the following key analytical measures of asset quality, management believes the Company has effectively managed its credit risk. Net loan charge-offs, excluding credit card loans, were $1.3 million, $1.0 million, and $1.8 million in 1994, 1993 and 1992, respectively. During 1994, net loan charge-offs as a percentage of average loans have remained low at 0.38%, compared with 0.28% for 1993 and 0.42% in 1992. Nonperforming assets as a percentage of loans and foreclosed property were 0.51% and 0.86% at December 31, 1994 and 1993, respectively. At December 31, 1994, the allowance for loan losses was 220% of nonperforming loans. At December 31, 1994, the Company had $2.0 million in non-accruing loans, $675,000 in restructured loans and $1.3 million in loans greater than ninety days past due on which interest was still being accrued. These asset quality measures compare favorably to the Company's bank holding company peer group.


IMPACT OF INFLATION

     Unlike most industrial companies, the assets and liabilities of financial institutions such as the Company's subsidiaries are primarily monetary in nature. Therefore, interest rates have a more significant effect on the Company's performance than do the general levels of inflation on the price of goods and services. While the Company's noninterest income and expense and the interest rates earned and paid are affected by the rate of inflation, the Company believes that the effects of inflation are generally manageable through asset/liability management. See "-- Liquidity and Interest Rate Sensitivity."


INDUSTRY DEVELOPMENTS

     Certain recently-enacted and proposed legislation could have an effect on both the costs of doing business and the competitive factors facing the financial institutions industry. The Company is unable at this time to assess the impact of this legislation on its financial condition or operations. See "Business-- Supervision and Regulation."

ACCOUNTING ISSUES

     The Financial Accounting Standards Board ("FASB") has issued Standards No. 114, "Accounting by Creditors for Impairment of a Loan, " which proposes that all creditors value all loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement at the present value of the expected future cash flows. This discounting would be done at the loan's effective interest rate. The periodic effect on net income has not been fully determined, but is not expected to have a material impact on the Company's financial position or results of operations. This proposed standard would apply for fiscal years beginning after December 15, 1994. In October 1994, the FASB issued SFAS 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." SFAS 118 amends SFAS 114 in the areas of disclosure requirements and methods for recognizing interest income on an impaired loan. The Statement is effective concurrent with the effective date of SFAS 114.

     The FASB has issued an exposure draft, "Accounting for the Impairment of Long Lived Assets," which proposes standards for the identification of long-lived assets, identifiable intangibles and goodwill that may need to be written down because of an entity's inability to recover the assets' carrying values. The periodic effect of the adoption of this standard on net income has not been fully determined. This proposed standard would apply for fiscal years beginning after December 15, 1994 with earlier application encouraged.

     The  FASB  has  issued  an  exposure  draft, "Accounting for
Mortgage Servicing Rights and Excess Servicing Receivables for Securitization of Mortgage Loans," that proposes that an entity recognize, as separate assets, rights to service mortgage loans for others irrespective of how those servicing rights are acquired (i.e., whether purchased or originated). If adopted, this statement would also require that gains on sales of loans be recorded as income in the period of sale (i.e., such gain would not reduce capitalized servicing rights). Under this proposed statement, impairment of capitalized mortgage servicing rights would be measured by type of mortgage servicing right, based on fair value using a reserve methodology. This proposed statement would be applied prospectively in fiscal years beginning after December 15, 1995, to transactions in which an entity acquires mortgage servicing rights and to impairment evaluations of all capitalized mortgage servicing rights and capitalized excess servicing receivables whenever acquired. Retroactive application would be prohibited. The effect of this proposed statement on the Company's results of operations has not yet been fully determined.

                           Exhibit Index

 EXHIBIT

   23.1 Consent of Elliott Davis & Company, L.L.P.
   27.1 Financial Data Schedule